As filed with the Securities and Exchange Commission on March , 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Exelon Generation Company, LLC

(Exact name of registrant as specified in its charter)

Pennsylvania	4911	23-3064219
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Exelon Way

Kennett Square, Pennsylvania 19348

(610) 765-6900

http://www.exeloncorp.com

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

J. Barry Mitchell

Senior Vice President, Treasurer and Chief Financial Officer

10 South Dearborn, 36th Floor

Chicago, Illinois 60603

(312) 394-7239

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Bruce G. Wilson		Robert C. Gerlach
Assistant Secretary & Associate General Counsel 10 South Dearborn, 38th Floor Chicago, Illinois 60603 (312) 394-4065	and	c/o Ballard Spahr Andrews & Ingersoll, LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103 (215) 864-8526

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
5.35% Senior Notes due 2014 (new notes)	$500,000,000	100%	$500,000,000	$63,350

(1)	The registration fee has been calculated pursuant to Rule 457(f)(2) under the Securities Act. The proposed maximum aggregate offering price represents the total value of the notes being exchanged under this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion dated March    , 2004

PRELIMINARY PROSPECTUS

Exelon Generation Company, LLC

Offer to Exchange

$500,000,000 5.35% Senior Notes Due 2014

for

$500,000,000 5.35% Senior Notes Due 2014

that have been registered under the Securities Act of 1933

Terms of the Exchange Offer

•	We are offering to exchange up to $500,000,000 of our outstanding unregistered 5.35% Senior Notes due 2014 (which we refer to as the “outstanding notes”) for a new series of our 5.35% Senior Notes due 2014 (which we refer to as the “new notes”) with substantially the same terms as the outstanding notes, except that the new notes will be registered under the Securities Act, the transfer restrictions and registration rights relating to the outstanding notes will not apply to the new notes, and the new notes will not provide for the payment of additional interest relating to the timing of the exchange offer. In this prospectus, we sometimes refer to the outstanding notes and the new notes collectively as the “notes.” We will not receive any proceeds from the exchange offer. The exchange offer is not conditioned upon a minimum aggregate principal amount of outstanding notes being tendered.	•	Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.
		•	We will exchange all outstanding notes that you validly tender and do not validly withdraw before the exchange offer expires for an equal principal amount of new notes.
		•	The exchange of outstanding notes for new notes will not be a taxable event for United States federal income tax purposes.
		•	The exchange offer expires at 5:00 p.m., Eastern time, on , 2004, unless extended by us in our sole discretion, subject to applicable law.
		•	We do not intend to apply for listing of the new notes on any securities exchange or to arrange for them to be quoted on any quotation system.

Terms of the 5.35% Senior Notes Offered in the Exchange Offer

•	Interest Interest will accrue on the new notes at a rate of 5.35% per year payable semiannually in arrears on January 15 and July 15 of each year, beginning on July 15, 2004.	•	Redemption We may redeem the new notes, in whole or in part, at redemption prices described under the caption “Description of New Notes – Redemption, at Our Option.”

•	Maturity The new notes will mature on January 15, 2014.	•	Ranking The new notes will be senior unsecured obligations and will rank pari passu with all of our senior unsecured indebtedness.

Please read “Risk Factors” beginning on page 13 for a discussion of factors you should consider before participating in the exchange offer.

Each broker-dealer that receives new notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the Expiration Date (as defined herein) and ending on the close of business one year after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2004.

When we refer to the term “note” or “notes,” we are referring to both the outstanding notes and the new notes to be issued in the exchange offer. When we refer to “holders” of the notes, we are referring to those persons who are the registered holders of notes on the books of the registrar appointed under the indenture. Unless the context otherwise indicates, all references to “we,” “us” or “our” in this prospectus mean Exelon Generation Company, LLC, a Pennsylvania limited liability company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer only of the new notes to be issued in exchange for the outstanding notes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus incorporates business and financial information about us that is not included in this prospectus. The following documents that we filed with the Securities and Exchange Commission (SEC) pursuant to the Securities Exchange Act of 1934, as amended (Exchange Act), are incorporated herein by reference:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2003; and

•	our current reports on Form 8-K filed on February 10, 2004 (excluding information furnished pursuant to Item 9) and February 23, 2004.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Items 9 or 12 on any current report on Form 8-K) subsequent to the date of this filing and prior to the termination of this offering shall be deemed to be incorporated into this prospectus and to be a part of this prospectus from the date of the filing of such document. Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We are providing to each person to whom this prospectus is delivered a copy of our annual report on Form 10-K for the year ended December 31, 2003, which annual report also includes the separate filings of Exelon Corporation, Commonwealth Edison Company and PECO Energy Company. The separate filings of Exelon Corporation, Commonwealth Edison Company and PECO Energy Company are not a part of this prospectus. We will also provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all other documents incorporated into this prospectus by reference (other than exhibits to those documents that are not specifically incorporated by reference). To obtain timely delivery of any requested information, we must receive your request at least five business days prior to the expiration of the exchange offer on         , 2004. Requests for such copies should be directed to:

Exelon Generation Company, LLC

Attn: Investor Relations

10 South Dearborn Street, 36th Floor

P.O. Box 805379

Chicago, Illinois 60680-5379.

WHERE TO FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The reports and other information that we file with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. You may also obtain a copy of the exchange offer registration statement at no cost by writing us at the following address:

Exelon Generation Company, LLC

Attn: Investor Relations

10 South Dearborn Street, 36th Floor

P.O. Box 805379

Chicago, Illinois 60680-5379

Information about us is also available on Exelon Corporation’s website at http://www.exeloncorp.com. This URL and the SEC’s URL above are intended to be inactive textual references only. The information on our or the SEC’s website is not a part of this prospectus.

ii

PROSPECTUS SUMMARY

The following information is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. An investment in the new notes involves certain risks relating to our business, prospects, financial condition and results of operations and other risks relating to the terms of the new notes. These risks are described in “Risk Factors” beginning on page 13.

Summary of the Exchange Offer

The Exchange Offer

We are offering to exchange an aggregate of $500,000,000 principal amount of new notes in one series, for the $500,000,000 5.35% Senior Notes due 2014. The outstanding notes may be exchanged only in minimum denominations of $1,000 and multiples thereof.

The Outstanding Notes

The outstanding notes were issued and sold on December 19, 2003, in a transaction not requiring registration under the Securities Act. At the time we issued the outstanding notes, we entered into a registration rights agreement that obligates us to make this exchange offer.

Required Representations	In order to participate in the exchange offer, you will be required to make some representations in a letter of transmittal, including that:

•	you are not affiliated with us,

•	you are not a broker-dealer who bought your outstanding notes directly from us,

•	you will acquire the new notes in the ordinary course of business, and

•	you have not agreed with anyone to distribute the new notes.

If you are a broker-dealer that purchased outstanding notes for your own account as part of market-making or trading activities, you must represent to us that you have agreed with us or our affiliates not to distribute the new notes. If you make this representation, you need not make the last representation provided for above. Each broker-dealer that receives new notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. See “Plan of Distribution.”

Resale of the New Notes

We are making the exchange offer in reliance on the position of the staff of the Division of Corporation Finance of the SEC outlined in certain interpretive letters issued to other companies in other transactions. We believe that the new notes acquired in this exchange offer may be freely traded without compliance with the provisions of the Securities Act that call for registration and delivery of a prospectus, except as described in the following paragraph.

The new notes will be freely tradable only if the holders meet the conditions described under “Required Representations” above. If you are a broker-dealer that purchased outstanding notes for your own account as part of market-making or trading activities, you must deliver a prospectus when you sell the new notes. We have agreed in the registration rights agreement relating to the outstanding notes to allow you to use this prospectus for this purpose during the one-year period following the Expiration Date, subject to our right under some circumstances to restrict your use of this prospectus. See “The Exchange Offer – Resales of New Notes.”

Broker-dealers that acquired outstanding notes directly from us may not rely on the staff’s interpretations and must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder, in order to resell the outstanding notes or the new notes.

Accrued Interest on the New Notes

The new notes will bear interest at an annual rate of 5.35%. Any interest that has accrued and is unpaid on the outstanding notes before their tender in this exchange offer will be payable on the new notes on the first interest payment date after the conclusion of this exchange offer.

Procedures for Exchanging Notes

The procedures for exchanging outstanding notes involve notifying the Exchange Agent before the Expiration Date of your intention to do so. These procedures are described in this prospectus under the heading “The Exchange Offer – Procedures for Tendering Outstanding Notes.”

Expiration Date	5:00 p.m., Eastern time, on , 2004, unless the exchange offer is extended (Expiration Date).

Exchange Date	We will notify the Exchange Agent of the date of acceptance of the outstanding notes for exchange.

Withdrawal Rights	If you tender your outstanding notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time before 5:00 p.m., Eastern time, on the Expiration Date.

Acceptance of Outstanding Notes and Delivery of New Notes	We will accept any outstanding notes that are properly tendered for exchange before 5:00 p.m., Eastern time, on the Expiration Date. The new notes will be delivered promptly after the Expiration Date.

Tax Consequences

You will not incur any material federal income tax consequences from your participation in this exchange offer. The exchange of notes will not constitute a taxable exchange for United States federal income tax purposes. For a discussion of other United States federal income tax consequences resulting from the exchange and the acquisition, ownership and disposition of the new notes, see “Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from this exchange offer.

Exchange Agent	Wachovia Bank, National Association is serving as the Exchange Agent. Its address and telephone number are provided in this prospectus under the heading “The Exchange Offer – Exchange Agent.”

Effect on Holders of Outstanding Notes

Any outstanding notes that remain outstanding after this exchange offer will continue to be subject to restrictions on their transfer. The outstanding notes may not be offered or sold in the United States for the account of or benefit of United States persons within the meaning of the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the registration requirements of the Securities Act. After this exchange offer, holders of outstanding notes will not (with limited exceptions) have any further rights under the registration rights agreement. Any market for outstanding notes that are not exchanged could be adversely affected by the consummation of this exchange offer.

Summary of the New Notes

This exchange offer applies to $500,000,000 aggregate principal amount of the outstanding notes. The terms of the new notes will be the same as the outstanding notes, except that the new notes will not contain language restricting their transfer, and holders of the new notes generally will not be entitled to further registration rights under the registration rights agreement. The new notes will be issued under the same indenture as the outstanding notes.

Issuer	Exelon Generation Company, LLC

Securities Offered	$500,000,000 5.35% Senior Notes due 2014 (new notes) which have been registered under the Securities Act.

Interest Payment Dates	January 15 and July 15 of each year, beginning July 15, 2004.

Maturity	January 15, 2014.

Optional Redemption

We may, at our option, redeem the new notes in whole or in part at any time at a price equal to the greater of (1) 100% of the principal amount of the new notes being redeemed plus accrued interest to the redemption date or (2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the new notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus accrued interest to the redemption date. See “Description of New Notes – Redemption at Our Option.”

Ranking

The new notes will be unsecured obligations and will rank equally with all of our senior unsecured indebtedness. As of December 31, 2003, we had outstanding approximately $2.7 billion of debt (including the outstanding notes), of which approximately $1.7 billion ranked equally with the new notes and approximately $1.0 billion of which was the debt of Boston Generating, LLC (Boston Generating) under Boston Generating’s credit facility, which is nonrecourse to us. The Boston Generating debt is secured by the assets of Boston Generating and its project subsidiaries. See “Recent Developments – Boston Generating, LLC.”

Ratings	It is anticipated that the new notes will be rated “Baa1” by Moody’s Investors Service, Inc., “BBB+” by Fitch Ratings and “A–” by Standard & Poor’s Ratings Services.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. Each rating should be evaluated independently of any other rating.

Certain Covenants	The indenture under which the new notes will be issued limits our ability to, among other things,

•	engage in mergers, consolidations or similar transactions;

•	create liens;

•	sell property and assets (except under certain circumstances); and

•	engage in sale and leaseback transactions.

Each of these covenants is subject to a number of important qualifications and exceptions. See “Description of the New Notes – Certain Covenants.”

Form	The new notes will be book-entry only and registered in the name of a nominee of DTC.

Exelon Generation Company, LLC

We are a Pennsylvania limited liability company formed on December 27, 2000. Our sole member is Exelon Ventures Company, LLC (Ventures), a Delaware limited liability company and a wholly owned subsidiary of Exelon Corporation (Exelon), a public utility holding company. Exelon was itself the result of the merger in October 2000 between Unicom Corporation, the former parent company of Commonwealth Edison Company (ComEd), and PECO Energy Company (PECO). As part of a corporate restructuring of Exelon, effective January 1, 2001, certain of the generation assets, the power marketing business and related liabilities of Exelon’s utility operating subsidiaries ComEd and PECO were transferred to us.

We are one of the largest competitive electric generation companies in the United States, as measured by owned and controlled megawatts (MWs). We combine our large, low-cost generation fleet with an experienced wholesale power marketing operation. Our generation portfolio consists of our owned generation assets, primarily nuclear facilities, our rights under long-term power purchase contracts and our 50% interest in Sithe Energies, Inc. (Sithe). Our wholesale marketing unit, Power Team, is a major wholesale marketer of energy. Power Team uses our energy generation portfolio, transmission rights and expertise to ensure delivery of energy to our wholesale customers under long-term and short-term contracts. Power Team is responsible for supplying the load requirements of our affiliates ComEd and PECO and markets the remaining energy in the wholesale markets.

We have agreements with ComEd and PECO to supply substantially all of their load requirements for customers through 2004 and 2010, respectively. An extension of the Power Purchase Agreement (PPA) with ComEd for 2005 and 2006 is being finalized with substantially the same terms as the PPA currently in effect, except for the prices for energy which will be reset to reflect the current market prices at the time the extension is executed. This extension must be filed with the Illinois Commerce Commission (ICC) for notification purposes. Subsequent to 2006, ComEd will obtain all of its supply from market sources, which could include us. Generally, between 60% and 70% of the electricity we generate serves ComEd and PECO customers.

We are located at 200 Exelon Way, Kennett Square, Pennsylvania, and our telephone number is (610) 765-6900.

Business

Generation Resources

Our generation resources, as of December 31, 2003, including our ownership share of Sithe, consisted of the following:

Type of Capacity	MWs
Owned Generation Resources (1)
Nuclear	16,959
Fossil	9,925
Hydroelectric	1,608

28,492
Sithe Generation Resources (2)	549

Long-term Power Purchase Contracts (3)	12,703

Available Resources	41,744

Under Construction (2)	114

Total Generation Resources	41,858

(1)	Based on our percentage ownership (but excluding assets owned by Sithe).
(2)	Based on our percentage ownership in Sithe.
(3)	Contracts range from 1 to 27 years.

Owned Generation Resources

Our owned generation resources are located primarily in the Midatlantic and New England regions (approximately 51% of capacity), the Midwest region (approximately 40% of capacity), and the Texas region (approximately 9% of capacity).

Nuclear Facilities

We have ownership interests in eleven nuclear generating stations, consisting of 19 units with 16,959 MWs of capacity (our share). This reflects the additional 50% interest in AmerGen Energy Company, LLC (AmerGen) that we acquired from British Energy (British Energy) in December 2003. AmerGen is now our wholly owned subsidiary. We operate all of the nuclear generating stations in which we have ownership interests except for Salem Generating Station, which is operated by PSE&G Nuclear, LLC.

During 2003 and 2002, the nuclear generating facilities operated by us had weighted average capacity factors of 93.4% and 92.7%, respectively.

Fossil and Hydroelectric Facilities

At December 31, 2003, our fossil units consisted of:

•	7 base-load units with an aggregate of 1,435 MWs of capacity;

•	11 intermediate units with an aggregate of 5,143 MWs of capacity; and

•	80 peaking units with an aggregate of 3,347 MWs of capacity.

At December 31, 2003, our hydroelectric facilities consisted of:

•	11 base-load units with an aggregate of 536 MWs of capacity; and

•	8 intermediate units with an aggregate of 1,072 MWs of capacity.

We operate all but four of our fossil and hydroelectric facilities.

Sithe Generation Resources

We own, through our subsidiary Exelon SHC, Inc. (SHC), a 50% interest in Sithe, which owns and operates 13 generating stations in North America with a total generating capacity of 1,097 MWs in operation and 228 MWs under construction. See “– Sithe.” Sithe’s generation resources currently in operation are located primarily in New York. The remaining plants are located throughout North America.

Long-Term Power Purchase Contracts

In addition to our owned generation assets, we sell electricity purchased under the long-term power purchase contracts described below:

Seller	Location	Expiration	Capacity (MWs)
Midwest Generation, LLC	Various in Illinois	2004	3,858
Kincaid Generation, LLC	Kincaid, Illinois	2013	1,158
Tenaska Georgia Partners, LP	Franklin, Georgia	2030	925
Tenaska Frontier, Ltd.	Shiro, Texas	2020	830
Green Country Energy, LLC	Jenks, Oklahoma	2022	795
Others	Various	2004 to 2021	5,137

Total			12,703

Sources of Electric Supply

The following table shows sources of electric supply in gigawatthours (GWhs) for 2003 and estimated for 2004:

Sources of Electric Supply

	2003	% of Electric Supply	2004 (est.)	% of Electric Supply (est.)
Nuclear units (1)	117,502	53.0%	139,092	73.0%
Purchases – non-trading portfolio (2)	82,860	37.0%	31,458	16.0%
Fossil and hydroelectric units	24,310	10.0%	21,138	11.0%

Total Supply	224,672	100%	191,688	100%

(1)	Excluding AmerGen in 2003. Approximately 20,346 GWhs are included for AmerGen facilities in 2004 supply.
(2)	Including Power Purchase Agreements (PPAs) with AmerGen, which represented 5.6% of electric supply for 2003.

Fuel

The fuel costs for nuclear generation are substantially less than for fossil-fuel generation. Consequently, nuclear generation is the most cost-effective way for us to meet our commitment to supply the requirements of ComEd, PECO and Exelon Energy Company (as of January 1, 2004, our retail energy sales subsidiary) and for sales to other utilities.

The cycle of production and utilization of nuclear fuel includes the mining and milling of uranium ore into uranium concentrates, the conversion of uranium concentrates to uranium hexafluoride, the enrichment of the uranium hexafluoride and the fabrication of fuel assemblies. We have uranium concentrate inventory and supply contracts sufficient to meet all of our uranium concentrate requirements through 2005. Our contracted conversion services are sufficient to meet all of our uranium conversion requirements through 2005. All of our enrichment requirements have been contracted through 2007. Contracts for fuel fabrication have been obtained through 2008. We do not anticipate difficulty in obtaining the necessary uranium concentrates or conversion, enrichment or fabrication services for our nuclear units.

Coal is obtained for coal-fired plants primarily through long-term contracts, with the remainder supplied through either short-term contracts or spot market purchases.

Natural gas and fuel oil requirements are generally procured through long-term, monthly and spot market purchases. Some fossil generation stations can use either oil or gas as fuel. Fuel oil inventories for gas-fired units with oil back-up capabilities are managed such that in the winter months sufficient volumes of fuel are available in the event of extreme weather conditions and during the remaining months inventory levels are managed to take advantage of favorable market pricing.

ComEd and PECO Power Purchase Agreements

We have PPAs with ComEd and PECO to supply their full load requirements for customers through 2004 and 2010, respectively. Under these agreements, we supply all of ComEd and PECO’s load to supply customers who do not select an alternative electric generation supplier. Consequently, the supply requirements under the agreements vary depending on how much of the load has selected an alternative supplier.

An extension of the ComEd PPA for 2005 and 2006 is being finalized with substantially the same terms as the PPA currently in effect, except for the prices for energy which will be reset to reflect the current market prices at the time the extension is executed. This extension must be filed with the ICC for notification purposes. Subsequent to 2006, ComEd will obtain all of its supply from market sources, which could include us.

The amounts provided to affiliates vary from month to month; however, delivery requirements are generally highest in the summer when wholesale power prices are also generally highest. Therefore, energy committed to serve ComEd and PECO customers is not exposed to the price uncertainty of the open wholesale energy market. Consequently, we have limited our earnings exposure to the volatility of the wholesale energy market to the energy generated in excess of the ComEd and PECO requirements, as well as any other contracted longer term obligations. Generally, between 60% and 70% of our electricity supply serves ComEd and PECO customers.

Power Team

Power Team uses our energy generation portfolio, transmission rights and power marketing expertise to manage delivery of energy to wholesale customers, including ComEd and PECO, under long-term and short-term contracts. Power Team also participates in the wholesale energy market to hedge open energy (power and fossil fuels) positions, manages commodity and counterparty credit risks through the use of documented risk and credit policies, and uses its energy market expertise to engage in trading activities for speculative purposes on a limited basis. Power Team uses financial instruments to mitigate price risk associated with multi-commodity price exposures and hedges forward price risk with both over-the-counter and exchange-traded instruments.

The price of power purchased and sold in the open wholesale energy markets can vary significantly in response to market conditions. One of the responsibilities of Power Team is to establish a hedging strategy, incorporating the load obligations of ComEd and PECO, to minimize the volatility of our earnings and cash flows, and to maximize the value of economic generation in excess of that needed to serve ComEd and PECO requirements.

Power Team has experience in energy markets, generation dispatch and the requirements for the physical delivery of power. Power Team may buy power to meet the energy demand of its customers, including ComEd and PECO. These purchases may be made for more than the energy demanded by Power Team’s customers. Power Team then sells this open position, along with capacity not used, to meet customer demand, in the wholesale energy market.

Through strict adherence to prudent risk management practices, Power Team has managed to avoid the problems that the energy trading industry has experienced in the past. However, the failures of other energy companies and their related energy trading practices have diminished the size and depth of the wholesale energy market. We cannot predict how this will affect our trading operations in the future.

Sithe

Both our 50% interest in Sithe and the 50% interest held by Reservoir Capital Group (Reservoir) are subject to put and call options that could result in either party owning 100% of Sithe. While our intent is to fully divest Sithe by the end of 2004, the timing of the put and call options vary by acquirer and can extend through March 2006. The pricing of the put and call options depends on numerous factors such as the acquirer, date of acquisition and assets owned by Sithe at the time of exercise. During 2003, we recorded impairment charges totaling $255 million (before income taxes) related to our investment in Sithe. For 2003, Sithe’s revenues were approximately $690 million, and its long-term debt and total assets as of December 31, 2003, were approximately $1.0 billion and $1.5 billion, respectively. Under the requirements of FIN No. 46, “Consolidation of Variable Interest Entities” (FIN No. 46), issued by the Financial Accounting Standards Board (FASB) in January 2003, we will consolidate Sithe as of March 31, 2004.

Recent Developments

Boston Generating, LLC

We have commenced the process of an orderly transition out of the ownership of our indirect wholly owned subsidiary Boston Generating, LLC (Boston Generating), which was formerly owned by Sithe, and its Mystic 8 and 9 and Fore River generating projects. Our decision to transition out of the projects was made as a result of our evaluation of the projects and discussions with the lenders under Boston Generating’s $1.25 billion credit facility, which was entered into primarily to finance the development and construction of the generating projects.

On February 23, 2004, we and the lenders entered into a settlement that (assuming closing conditions are met) will result in a two stage transfer, to a special purpose entity owned by the lenders, of ownership of the project companies that own Mystic 4-7, Mystic 8 and 9 and Fore River and of responsibility for plant operations and power marketing activities. In the first stage, we will transfer the equity interests in Boston Generating (the owner of the project companies that own the generating units) to a special purpose entity owned by the lenders. We or our subsidiaries will continue to operate and market power from the plants. In the second stage, we or our subsidiaries will transfer plant operations and power marketing activities to an entity designated by the lenders. The agreement to transfer remains in full force and effect, regardless of the future financial performance or condition of Boston Generating. Upon reaching this agreement, we have classified Boston Generating as assets held for sale.

The transfer of the ownership interests in Boston Generating, and the transfer of responsibility for plant operations and power marketing activities each requires approval of the Federal Energy Regulatory Commission (FERC). The parties have filed application with the FERC for an order authorizing the transfer of the ownership interests in Boston Generating. The parties anticipate transfer of ownership to be completed during the second quarter of 2004. Subsequent to the transfer of the ownership of Boston Generating, the parties will file an application with the FERC for an order authorizing the transfer of responsibility for plant operations and power marketing activities. The parties anticipate transfer of responsibility for plant operations and power marketing will be completed during the third quarter of 2004.

In connection with the settlement we, Exelon, the lenders and Raytheon Company (Raytheon), the guarantor of the obligations of the turnkey contractor under the projects’ engineering, procurement and construction agreements, entered into a global settlement of all disputes relating to the construction of Mystic 8 and 9 and Fore River. Under the global settlement, we agreed to pay approximately $31 million to Raytheon and approximately $1.5 million to Boston Generating. Raytheon released us, Exelon, our respective subsidiaries and the lenders from construction claims related to the projects. Raytheon has resolved all of the pending Mitsubishi Heavy Industries, LTD and Mitsubishi Heavy Industries of America claims relating to payments and back-charges for work performed on the projects prior to settlement, and has indemnified us, Exelon, our respective subsidiaries and the lenders from certain subcontractor claims relating to the projects. In return, we, Exelon, our respective subsidiaries and the lenders released all of our respective claims against Raytheon. All litigation by and between Raytheon and the project companies relating to the projects will be dismissed, including the proceedings before the New York Supreme Court and the International Chamber of Commerce Court of Arbitration. Raytheon has also ceased all construction activities related to Mystic 8 and 9 and Fore River, and assigned certain subcontracts to the project companies and will cooperate with the transition of construction to a new contractor. In the event that the transfer of ownership of Boston Generating and the transfer of plant operations and power marketing activities are not completed by August 1, 2004, under the settlement documents with the lenders, we will be reimbursed for the $32.5 million paid in connection with the settlement through a first claim against any payments otherwise payable to the lenders on account of their interests in the projects.

In connection with the decision to transition out of the ownership of Boston Generating and the projects, we recorded an impairment charge of our long-lived assets pursuant to SFAS No. 144 of $945 million ($573 million net of income taxes) in operating expenses within the Consolidated Statements of Income and Comprehensive Income during the third quarter of 2003. We do not expect to incur any additional losses as a result of the consummation of either stage 1 or stage 2 of the settlement.

EITF Issue No. 03-11

We have adopted Emerging Issues Task Force (EITF) Issue No. 03-11, “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133, ‘Accounting for Derivative Instruments and Hedging Activities,’ and Not ‘Held for Trading Purposes’ as Defined in EITF Issue No. 02-3 ‘Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” as of January 1, 2004. Under EITF Issue No. 03-11, determining whether realized gains and losses on physically settled derivative contracts not “held for trading purposes” should be reported in the income statement on a gross or net basis is a matter of judgment that depends on the relevant facts and circumstances. The impact of adopting EITF Issue No. 03-11 to our financial statements would have been a reduction of operating revenues and operating expenses of approximately $1 billion in 2003. The adoption of EITF Issue No. 03-11 as of January 1, 2004 will have no impact on our net income.

Selected Historical Financial Information

The following table sets forth our selected historical consolidated financial data. The historical consolidated statement of income data and historical consolidated balance sheet data for the years ended December 31, 2003, 2002, 2001 and 2000 have been derived from our audited financial statements. The historical consolidated statement of income data and historical consolidated balance sheet data for the year ended December 31, 1999 have been derived from our unaudited financial statements. The data is qualified in its entirety by reference to, and should be read in conjunction with, our Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2003, incorporated by reference in this prospectus.

Our consolidated financial statements as of December 31, 2000 and 1999 and for the years then ended present the financial position, results of operations and net cash flows of the generation-related business of Exelon prior to its corporate restructuring on January 1, 2001. We began operating as a separate business subsequent to electric-industry restructuring in Pennsylvania effective January 1, 1999. Prior to that date, Exelon (and its predecessor, PECO) operated as a fully integrated electric and gas utility, and revenues and expenses were not separately identified in the accounting records.

	For the year ended December 31,
	($ in millions, except ratio data)
	2003	2002	2001	2000(3)	1999(3) (unaudited)
Statement of Income Data
Operating revenue	8,135	6,858	6,826	3,274	2,425
Operating income (loss)	(194)	509	872	441	300
Interest expense	88	75	115	41	12
Income (loss) before income taxes and cumulative effect of change in accounting principle	(241)	387	512	260	204
Cumulative effect of change in accounting principle (net of income taxes)	108	13	12	—	—
Income taxes	(179)	217	327	160	125
Net income (loss)	(133)	400	524	260	204

Other Data
Ratio of earnings to fixed charges(1)	N/A	5.63	6.15	9.45	14.46
Capital expenditures	953	990	858	288	348
Cash flows from operating activities	1,453	1,150	1,274	476	429
Cash flows used in investing activities	(1,301)	(1,686)	(1,043)	(1,164)	(431)
Cash flows from (used in) financing activities	(52)	370	(11)	692	2

	As of December 31,
	($ in millions)
	2003	2002	2001	2000(3)	1999(3) (unaudited)
Balance Sheet Data
Current assets	2,553	1,805	1,435	1,793	395
Property, plant, & equipment (2)	6,134	6,643	3,807	3,095	1,102
Nuclear fuel	972	900	843	896	271
Deferred debits and other assets	5,105	4,402	4,700	4,742	907
Total assets	14,764	13,750	10,785	10,526	2,675

Current liabilities	3,564	2,594	1,097	2,176	404
Long-term debt	1,649	2,132	1,021	205	209
Asset retirement obligation and decommissioning liabilities (2)	2,996	4,138	4,000	3,565	383
Deferred credits and other liabilities	3,596	1,933	1,859	1,970	729
Minority interest	3	54	—	—	—
Member’s equity	2,956	2,899	2,808	2,610	950
Total liabilities and member’s equity	14,764	13,750	10,785	10,526	2,675

(1)	Exelon Generation would have had to generate additional earnings of $591 million for the year ended December 31, 2003 to achieve an earnings to fixed charges ratio of 1:1.
(2)	Generation has reclassified $2,845, $2,677, $2,227, and $383 of decommissioning obligations previously recorded in accumulated depreciation for 2002, 2001, 2000, and 1999, respectively.
(3)	Generation has included the generation-related assets and liabilities of ComEd and the related results of operations in its consolidated financial statements beginning October 20, 2000.

RISK FACTORS

Our business is affected by the factors discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations incorporated into this prospectus by reference to our Annual Report on Form 10-K. In addition, the other factors described in this section could affect our business, results of operations or the prices of our securities. We believe the risks and uncertainties described below and in our Annual Report on Form 10-K are the material risks and uncertainties known or currently anticipated by us that affect our business. You should carefully consider all of these factors before making a decision to participate in the exchange offer. Each of the following factors could have a materially adverse effect on our business and could result in a loss or a decrease in the value of your investment.

If you do not validly tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer your outstanding notes will be adversely affected.

We will only issue new notes in exchange for outstanding notes that you timely and validly tender (and do not validly withdraw). Therefore, you should carefully follow the instructions on how to tender your outstanding notes. Neither we nor the Exchange Agent is required to tell you of any defects or irregularities with respect to your tender of outstanding notes.

If you do not exchange your outstanding notes for new notes pursuant to the exchange offer, the outstanding notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the outstanding notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following this exchange offer, we do not plan to register outstanding notes under the Securities Act except in the limited circumstances that may be required under our registration rights agreement with the initial purchasers of the outstanding notes. Further, if you continue to hold any outstanding notes after the exchange offer is consummated, you may have trouble selling them because there will be fewer such notes outstanding.

We may incur substantial costs and liabilities due to our ownership and operation of nuclear facilities.

The ownership and operation of nuclear facilities involve risks, including:

•	mechanical or structural problems;

•	inadequacy or lapses in maintenance protocols;

•	impairment of reactor operation and safety systems due to human error;

•	costs of storage, handling and disposal of nuclear materials;

•	limitations on the amounts and types of insurance coverage commercially available; and

•	uncertainties regarding both technological and financial aspects of decommissioning nuclear facilities at the end of their useful lives.

The material risks known or currently anticipated by us that could affect our ability to sustain our current levels of profitability are:

Nuclear capacity factors. Our capacity factors, particularly nuclear capacity factors, significantly affect our results of operations. Nuclear plant operations involve substantial fixed operating costs, but produce electricity at low marginal costs due to low variable fuel costs. Consequently, to be successful, we must consistently operate our nuclear generating facilities at high capacity factors. Lower capacity factors would increase our operating costs and could require us to generate additional energy from our fossil or hydroelectric facilities or purchase additional energy in the spot or forward markets in order to satisfy our obligations to ComEd and PECO and other committed third-party sales. These sources generally are at a higher cost than we otherwise would have incurred to generate energy from our nuclear stations.

Refueling outages. Outages at nuclear stations to replenish fuel require the station to be “turned off.” Refueling outages are planned to occur once every 18 to 24 months and currently average approximately 26 days in duration. We have significantly decreased the length of refueling outages in recent years. However, when refueling outages last longer than anticipated or we experience unplanned outages, we face lower margins due to higher energy replacement costs and/or lower energy sales. Each twenty-six day outage, depending on the capacity of the station, will decrease the total nuclear annual capacity factor between 0.3% and 0.5%. The number of refueling outages, including AmerGen, will increase to ten in 2004 from nine in 2003. Maintenance expenditures are expected to increase by approximately $20 million in 2004 as compared to 2003 as a result of the increased number of nuclear refueling outages.

Life extensions. Our nuclear facilities are currently operating under 40-year NRC licenses. We have applied for 20-year extensions for the licenses that will be expiring in the next ten years, excluding licenses for the AmerGen facilities. We anticipate filing a request for a license extension for Oyster Creek and are evaluating the other AmerGen facilities for possible extension. We have received a 20-year extension of the license for the Peach Bottom units, but we cannot predict whether any of the other pending extensions will be granted. We intend to evaluate opportunities, as permitted by the NRC, to apply for life extensions to some or all of the remaining licenses. If the extensions are granted, we cannot be sure that we will be able to operate the facilities for all or any portion of the extended license. If the NRC does not extend the operating licenses for our nuclear stations, our results of operations could be adversely affected by increased depreciation rates and accelerated future decommissioning payments.

Regulatory risk. The NRC may modify, suspend or revoke licenses, shut down a nuclear facility and impose civil penalties for failure to comply with the Atomic Energy Act, related regulations or the terms of the licenses for nuclear facilities. A change in the Atomic Energy Act or the applicable regulations or licenses may require a substantial increase in capital expenditures or may result in increased operating or decommissioning costs and significantly affect our results of operation or financial position. Events at nuclear plants owned by others, as well as those owned by us, may cause the NRC to initiate such actions.

Operational risk. Operations at any of our nuclear generation plants could degrade to the point where we have to shut down the plant or operate at less than full capacity. If this were to happen, identifying and correcting the causes may require significant time and expense. We may choose to close a plant rather than incur the expense of restarting it or returning the plant to full capacity. In either event, we may lose revenue and incur increased fuel and purchased power expense to meet supply commitments. For plants operated but not wholly owned by us, we may also incur liability to the co-owners.

Nuclear accident risk. Although the safety record of nuclear reactors generally, including ours, has been very good, accidents and other unforeseen problems have occurred both in the United States and elsewhere. The consequences of an accident can be severe and include loss of life and property damage. Any resulting liability from a nuclear accident may exceed our resources, including insurance coverages, and significantly affect our results of operation or financial position.

Nuclear fuel quality. The quality of nuclear fuel utilized by us can affect the efficiency and costs of our operations. Certain of our nuclear units have recently been identified to have a limited number of fuel performance issues. Remediation actions, including those required to address public, personnel and safety issues, have resulted in increased costs due to accelerated fuel amortization and/or increased outage costs and could continue to do so. It is difficult to predict the total cost of these remediation procedures.

Nuclear liability insurance. The Price-Anderson Act limits the liability of nuclear reactor owners for claims that could arise from a single incident. The limit as of January 1, 2004 is $10.9 billion and is subject to change to account for the effects of inflation and changes in the number of licensed reactors. As required by the Price-Anderson Act, we carry the maximum available amount of nuclear liability insurance (currently $300 million for each operating site). Claims exceeding that amount are covered through mandatory participation in a financial protection pool. The Price-Anderson Act expired on August 1, 2002 and was subsequently extended to the end of 2003 by the United States Congress. Only facilities applying for initial NRC licenses subsequent to expiration of the Price-Anderson Act are affected. Existing commercial generating facilities, such as those owned and operated by us, remain subject to the provisions of the Price-Anderson Act and are unaffected by its expiration.

Decommissioning. We have an obligation to decommission our nuclear power plants. Based on estimates of decommissioning costs for each of the nuclear facilities in which we have an ownership interest, other than the AmerGen facilities, ComEd and PECO collect from their respective customers and deposit in nuclear decommissioning trust funds maintained by us amounts which, together with earnings thereon, will be used to decommission such nuclear facilities. For the years 2001 through 2004, ComEd was permitted to recover $73 million per year from retail customers for decommissioning, and, depending upon the portion of the output of certain generating stations taken by ComEd, ComEd will be permitted to recover up to $73 million annually in 2005 and 2006. Subsequent to 2006, there will be no further recoveries of decommissioning costs from ComEd’s customers. Effective January 1, 2004, PECO will be permitted to recover $33 million annually for nuclear decommissioning. We expect that these collections will continue through the operating license life of each of the former PECO units, with adjustments every five years to reflect changes in cost estimates and decommissioning trust fund performance. Decommissioning expenditures are expected to occur primarily after the plants are retired and are currently estimated to begin in 2029 for plants currently in operation. To fund future decommissioning costs, we hold investments in trust funds, which, at December 31, 2003, totaled $4.7 billion, including net unrealized gains and losses.

NRC regulations require that licensees of nuclear generating facilities demonstrate reasonable assurance that funds will be available in certain minimum amounts at the end of the life of the facility to decommission the facility. We are required to provide to the NRC a biennial report by unit (annually for our four retired units) addressing our ability to meet the NRC-estimated funding levels (NRC Funding Levels) with scheduled contributions to and earnings on the decommissioning trust funds. As of December 31, 2003, we had a number of units, which, at current market levels, are being funded at a rate less than anticipated with respect to the NRC’s Funding Levels. We will submit our next biennial report to the NRC at the end of March 2005. At that time, we will address potential actions, in accordance with NRC requirements, to assure that we will remain adequately funded compared to the NRC Funding Levels.

In 2003, the General Accounting Office (GAO) published a study on the NRC’s need for more effective analyses to ensure the adequate accumulation of funds to decommission nuclear power plants in the United States. As it has in the past, the GAO concluded that accumulated and future proposed funding was inadequate to achieve NRC Funding Levels at a number of United States nuclear plants, including a number of our plants. We have reviewed the GAO’s report and believe that, in reaching its conclusions, the GAO did not consider all aspects of our decommissioning strategy, such as fund growth during the decommissioning period. The inclusion of estimated earnings growth on our nuclear trust funds during the decommissioning period virtually eliminates any funding shortfalls identified in the GAO report.

In spite of any temporary shortfall in NRC Funding Levels, we currently believe that the amounts in nuclear decommissioning trust funds and future collections from ratepayers, together with earnings thereon, will provide adequate funding to decommission our nuclear facilities in accordance with regulatory requirements. Forecasting investment earnings and costs to decommission nuclear generating stations requires significant judgment, and actual results may differ significantly from current estimates. Ultimately, when decommissioning activities are initiated, if the investments held by our nuclear decommissioning trusts are not sufficient to fund the decommissioning of our nuclear plants, we may be required to identify other means of funding our decommissioning obligations.

We rely on electric transmission facilities that we do not own or control. If operations at these facilities are disrupted or do not provide us with adequate transmission capacity, we may not be able to deliver our wholesale electric power to the purchasers of our power.

We depend on transmission facilities owned and operated by other companies to deliver the power we sell at wholesale. If transmission at these facilities is disrupted, or transmission capacity is inadequate, we may not be able to sell and deliver our wholesale power. While we were not affected directly by the failure in the transmission grid that served a large portion of the Northeastern United States and Canada on August 14, 2003, the North American transmission grid is highly interconnected and, in extraordinary circumstances, disruptions at a point within the grid can cause a systemic response that results in an extensive power outage. If a region’s power transmission infrastructure is inadequate, our recovery of wholesale costs or profits may be limited. In addition, if restrictive transmission price regulation is imposed, the transmission companies may not have sufficient incentive to invest in expansion of transmission infrastructure.

The FERC has issued electric transmission initiatives that require electric transmission services to be offered unbundled from commodity sales. Although these initiatives are designed to encourage wholesale market transactions for electricity, access to transmission systems may in fact not be available if transmission capacity is insufficient because of physical constraints or because it is contractually unavailable. We also cannot predict whether transmission facilities will be expanded in specific markets to accommodate competitive access to those markets.

We may not be able to manage costs to operate profitably under fixed price PPAs.

Because ComEd and PECO are subject to electric rate caps and freezes and the PPAs between them and us are at fixed prices, our profitability depends on our ability to manage our costs and produce or procure electricity efficiently, at costs less than the prices at which we sell under the PPAs. Our ability to manage costs also may be affected by the other risk factors described in this prospectus, inflation and other factors outside of our control. We cannot assure you that we can maintain our current cost levels or operational efficiencies to sustain current levels of profitability.

Our financial performance will be affected by our ability to achieve the targeted cash savings under our new Exelon Way business model.

We have begun to implement our new business model referred to as The Exelon Way, which is focused on improving operating cash flows while meeting service and financial commitments through improved integration of operations and consolidation of support functions. As part of the implementation of The Exelon Way, we have targeted 470 positions for elimination by the end of 2004. We may incur further severance costs associated with The Exelon Way if additional positions are identified for elimination. These costs will be recorded in the period in which the costs can be reasonably estimated. In 2003, we recorded a charge of $60 million ($34 million net of income taxes), net of $11 million in charges associated with The Exelon Way initiatives billed to co-owners of generating facilities, for severance and related post-retirement health and welfare benefits accruals and pension and post-retirement curtailment costs. We may not be able to obtain improvements in operating cash flow presently targeted by The Exelon Way business model. Our inability to achieve targeted annual cash savings levels in the targeted timeframes or to confine expenses to estimated amounts could adversely affect our future financial performance.

We are exposed to price fluctuations and other risks of the wholesale power markets.

We fulfill our energy commitments from the output of the generating facilities that we own as well as through the purchase of electricity in both the wholesale bilateral and spot markets. We also sell electricity in both the wholesale bilateral markets and spot markets. These sales expose us to the risks of rising and falling prices in those markets, and our cash flows may vary accordingly. To the extent we do not supply power to serve the needs of ComEd and PECO at fixed rates mandated by state regulatory commissions, our cash flows will largely be determined by wholesale prices of electricity and our ability to successfully market energy, capacity and ancillary services. In the event that lower wholesale prices of electricity reduce our current or forecasted cash flows, the carrying value of our generating units may be determined to be impaired.

The wholesale spot market price of electricity for each hour is generally determined by the cost of supplying the next unit of electricity to the market during that hour. Many times, the next unit of electricity supplied would be supplied from generating stations fueled by fossil fuels, primarily natural gas. Consequently, the open-market wholesale price of electricity may reflect the cost of natural gas plus the cost to convert natural gas to electricity. Therefore, changes in the supply and cost of natural gas may affect the open market wholesale price of electricity.

Credit Risk. In the bilateral markets, we are exposed to the risk that counterparties that owe us money or energy as a result of market transactions will not perform their obligations. For example, energy supplied by third-party generators under long-term agreements represents a significant portion of our overall capacity. These generators face operational risks, such as those that we face, and their ability to perform depends on their financial condition. In the event the counterparties to these arrangements fail to perform, we might be forced to honor the underlying commitment at then-current market prices and incur additional losses, to the extent of amounts, if any, already paid to the counterparties. In the spot markets, we are exposed to the risks of whatever default mechanisms exist in that market, some of which attempt to spread the risk across all participants, which may or may not be an effective way of lessening the severity of the risk and the amounts at stake. We are also a party to agreements with entities in the energy sector that have experienced rating downgrades or other financial difficulties. In order to evaluate the viability of our counterparties, we have implemented credit risk management procedures designed to mitigate the risks associated with these transactions. These policies include counterparty credit limits and, in some cases, require deposits or letters of credit to be posted by certain counterparties. Our counterparty credit limits are based on a scoring model that considers a variety of factors, including leverage, liquidity, profitability, credit ratings and risk management capabilities. We have entered into payment netting agreements or enabling agreements that allow for payment netting with the majority of our large counterparties. These agreements reduce our exposure to counterparty risk by providing for the offset of amounts payable to the counterparty against amounts receivable from the counterparty. The credit department monitors current and forward credit exposure to counterparties and their affiliates, both on an individual and an aggregate basis. We cannot predict the impact on our business if our credit risk management procedures prove to be inadequate in a given circumstance.

Immature Markets. The wholesale spot markets are new and evolving markets that vary from region to region and are still developing practices and procedures. While FERC has proposed initiatives to standardize wholesale spot markets, we cannot predict whether that effort will be successful, what form any of these markets will eventually take or what roles we will play in them. Problems in or the failure of any of these markets, as was experienced in California in 2000, could adversely affect our business.

Hedging. The Power Team buys and sells energy and other products in the wholesale markets and enters into financial contracts to manage risk and hedge various positions in our power generation portfolios. This activity, along with the effects of any specialized accounting for trading contracts, may cause volatility in our future results of operations.

Weather. Our operations are affected by weather, which affects demand for electricity as well as operating conditions. We manage our business based upon normal weather assumptions. To the extent that weather is warmer in the summer or colder in the winter than assumed, we may require greater resources to meet our contractual requirements to ComEd and PECO. Extreme summer conditions or storms may affect the availability of generation capacity and transmission, limiting our ability to send power to where it is sold. These conditions, which may not have been fully anticipated, may have an adverse affect by causing us to seek additional capacity at a time when wholesale markets are tight or to seek to sell excess capacity at a time when those markets are weak. We do incorporate contingencies into our planning for extreme weather conditions, including reserving capacity to meet summer loads at levels representative of warmer than normal weather conditions.

Excess capacity. Energy prices are also affected by the amount of supply available in a region. In the markets where we sell power, there has been a significant increase in the number of new power plants commencing commercial operations which has driven down power prices over the last few years. In fact, an excess supply situation currently exists in many parts of the country which has reduced prices in the wholesale markets and adversely affected our profitability. We cannot predict when these regions will return to more normal levels in the supply-demand balance.

A downgrade in our credit rating could negatively affect Power Team’s power trading activities.

As part of the normal course of business, we routinely enter into physical or financially settled contracts for the purchase and sale of capacity, energy, fuels and emissions allowances. These contracts either contain express provisions or otherwise permit us and our counterparties to demand adequate assurance of future performance when there are reasonable grounds for doing so. In accordance with the contracts and applicable contracts law, if we are downgraded by a credit rating agency, especially if such downgrade is to a level below investment grade, it is possible that a counterparty could attempt to rely on such a downgrade as a basis for making a demand for adequate assurance of future performance. Depending on our net position with a counterparty, the demand could be for the posting of collateral. In the absence of expressly agreed to provisions that specify the collateral that must be provided, the obligation to supply the collateral requested will be a function of the facts and circumstances of our situation at the time of the demand.

Power Team’s risk management policies cannot fully eliminate the risk associated with its power trading activities.

Power Team’s power trading (including fuel procurement and power marketing) activities expose us to risks of commodity price movements. We attempt to manage our exposure through enforcement of established risk limits and risk management procedures. These risk limits and risk management procedures may not always be followed or may not work as planned and cannot eliminate the risks associated with these activities. Even when our policies and procedures are followed, and decisions are made based on projections and estimates of future performance, results of operations may be diminished if the judgments and assumptions underlying those decisions prove to be inaccurate. Factors such as future prices and demand for power and other energy-related commodities become more difficult to predict and the calculations become less reliable the further into the future estimates are made. As a result, we cannot predict the impact that our power trading and risk management decisions may have on our business, operating results or financial position.

Our business is subject to extensive regulation that affects our operations and our costs.

Our business is extensively regulated. We are subject to regulation by the FERC and the NRC under energy legislation and by federal, state and local authorities under environmental laws. As a subsidiary of Exelon, we are also subject to regulation by the SEC under the Public Utility Holding Company Act (PUHCA), which requires that we receive permission to issue securities and for certain types of transactions with our affiliates and limits our ability to acquire, own and operate energy assets. PUHCA governs business relationships among affiliates and generally limits our business operations to energy-related businesses. In addition, we must obtain prior approval under PUHCA in order to acquire the voting securities of any public utility or take any other action that would result in our affiliation with another public utility. The limitations imposed on us by PUHCA may limit our ability to pursue acquisition or development opportunities or to compete for those opportunities. For example, PUHCA requires that under certain circumstances we must obtain prior SEC approval to finance the acquisition of exempt wholesale generators. Changes in regulation can cause delays in or upset business planning and transactions and can increase our costs.

Energy Delivery’s provider of last resort obligations make it difficult to predict and plan for our load requirements.

ComEd and PECO both have “provider of last resort” (POLR) obligations that they have largely assigned to us through the full requirements contracts that they have with us. Because the choice of electricity generation supplier lies with the customer, planning to meet these obligations has a higher level of uncertainty than that traditionally experienced due to weather and the economy, and it is difficult for ComEd and PECO to predict and for us to plan for the energy demand of ComEd and PECO customers. The uncertainty regarding the amount of ComEd and PECO load that we must prepare for increases our costs. A significant under-estimation of ComEd’s and PECO’s electric-load requirements could result in us not having enough power to cover our supply obligation, in which case we would be required to buy power from third parties or in the spot markets at prevailing market prices. Those prices may not be as favorable or as manageable as our long-term supply expenses and thus could increase our total costs.

We may incur substantial costs to fulfill our obligations related to environmental matters.

We are subject to extensive environmental regulation by local, state and federal authorities. These laws and regulations affect the manner in which we conduct our operations and make capital expenditures. These regulations affect how we handle air and water emission and solid waste disposal and are an important aspect of our operations. We are subject to liability under these laws for the costs of remediating environmental contamination of property now or formerly owned by us and of property contaminated by hazardous substances we generated. We believe that we have responsible environmental management and compliance programs; however, we have incurred and expect to incur significant costs related to environmental compliance and site remediation and clean-up. Also, we are currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.

As of December 31, 2003, our reserve for environmental investigation and remediation costs was $10 million, exclusive of decommissioning liabilities. We have accrued and will continue to accrue amounts that we believe are prudent to cover these environmental liabilities, but cannot predict with any certainty whether these amounts will be sufficient to cover our environmental liabilities. We cannot predict whether we will incur other significant liabilities for any additional investigation and remediation costs at additional sites not currently identified by us, environmental agencies or others, or whether such costs will be recoverable from third parties.

Our business is also affected by the restructuring of the energy industry.

We are dependent on wholesale energy markets and open transmission access and rights by which we deliver power to our wholesale customers, including ComEd and PECO. We use the wholesale regional energy markets to sell power that we do not need to satisfy our long-term contractual obligations, to meet long-term obligations not provided by our own resources and to take advantage of price opportunities.

Wholesale markets have only been implemented in certain areas of the country, and each market has unique features that may create trading barriers among the markets. The FERC has proposed initiatives to encourage the development of large regional, uniform markets and to eliminate trade barriers. These initiatives, however, have not yet led to the development of such markets in all areas of the country. PJM’s market strongly resembles the FERC’s proposal, and both the New England Independent System Operator (NE-ISO) and the New York Independent System operator (NYISO) are implementing market reforms. We strongly encourage the development of standardized energy markets and support the FERC’s standardization efforts as being essential to wholesale competition in the energy industry and to our ability to compete on a national basis and to meet our long-term contractual commitments efficiently.

Approximately 27% of our generating assets, which includes directly owned assets and capacity obtained through long-term contracts, are located in the region encompassed by PJM. If the PJM market is expanded to the Midwest, 79% of our generating assets would be located within that market. The PJM market has been the most successful and liquid regional market. Our future results of operations may be affected by the successful expansion of that market to the Midwest and the implementation of any market changes mandated by the FERC.

Our financial performance depends on our ability to respond to competition in the energy industry and new technologies.

As a result of industry restructuring, numerous generation companies created by the disaggregation of vertically integrated utilities have become active in the wholesale power generation business. In addition, independent power producers (IPP) have become prevalent in the wholesale power industry. In recent years, IPPs and the generation companies of disaggregated utilities have installed new generating capacity at a pace greater than the growth of electricity demand. These new generating facilities may be more efficient than our facilities. While demand for electricity is generally increasing throughout the United States, the rate of construction and development of new, more efficient, electric generating facilities and distribution methodologies may exceed increases in demand in some regional electric markets. The introduction of new technologies could increase competition, which could lower prices and have an adverse effect on our results of operations or financial condition.

Market performance affects our decommissioning trust funds and benefit plan asset values.

The performance of the capital markets affects the value of the assets that are held in trust to satisfy our future obligations under our pension and post-retirement benefit plans and to decommission our nuclear generation plants. We have significant obligations in these areas and hold significant assets in these trusts. A decline in the market value of those assets, as was experienced from 2000 to 2002, may increase our funding requirements for these obligations.

Our business depends on access to the capital markets.

Our business requires considerable capital resources. When necessary, we secure funds from external sources by issuing commercial paper and, as required, long-term debt securities. We actively manage our exposure to changes in interest rates through interest-rate swap transactions and our balance of fixed- and floating-rate instruments. We currently anticipate primarily using internally generated cash flows and short-term financing through commercial paper to fund our operations as well as long-term external financing sources to fund capital requirements as the need arises. The ability to arrange debt financing, to refinance current maturities and early retirements of debt, and the costs of issuing new debt are dependent on:

•	credit availability from banks and other financial institutions;

•	maintenance of acceptable credit ratings;

•	investor confidence in us, Exelon and our subsidiaries;

•	investor confidence in regional wholesale power markets;

•	general economic and capital market conditions;

•	the success of current projects; and

•	the perceived quality of new projects.

We may make acquisitions that do not achieve the intended financial results.

We continue to pursue investment opportunities that fit our strategic objectives and improve our financial performance. Our future financial performance will depend in part upon a variety of factors related to these investments, including our ability to integrate them successfully into existing operations. These new investments, as well as our existing investments, may not achieve the financial performance that we anticipate.

Our results of operations may be affected by our inability to divest unprofitable or underperforming businesses.

We are actively pursing opportunities to dispose of businesses, such as Sithe, that are either unprofitable or do not meet our goals. We may incur significant disposition costs, expenses and accounting charges in divesting these businesses. We also may be unable to successfully implement our divestiture strategy of certain businesses for a number of reasons, including an inability to locate appropriate buyers or to negotiate acceptable terms for the transactions. Upon the ultimate disposition of our interest in Sithe, we will realize a loss which is characterized as a “capital loss” for federal income tax purposes. If we are unable to generate sufficient capital gains during the requisite period, the deferred tax asset associated with our investment in Sithe (approximately $200 million at December 31, 2003) may become impaired. See “– Taxation has a significant impact on our results of operations – Tax reserves and the recoverability of deferred tax assets.” In addition, the amounts that we may realize from a divestiture are subject to fluctuating market conditions that may contribute to pricing and other terms that are materially different than expected and could result in a loss on the sale. Timing of any divestitures may positively or negatively affect our results of operations.

On February 23, 2004, we and the applicable lenders entered into a settlement that will transition our ownership of Boston Generating in a two stage process. However, there can be no assurance that the conditions to the closing of these transactions will be satisfied. If the transactions do not close, we will continue to seek to transition out of ownership of Boston Generating. Our options for transitioning out of ownership of Boston Generating and the projects could include the filing by Boston Generating for relief under the United States Bankruptcy Code. The bankruptcy of Boston Generating or other disputes involving our transition out of ownership of Boston Generating and the projects may result in future charges against income, which charges are not currently estimable.

Taxation has a significant impact on our results of operations.

Tax reserves and the recoverability of deferred tax assets. We are required to make judgments regarding the potential tax effects of various financial transactions and our ongoing operations to estimate our obligations to taxing authorities. These tax obligations include income, real estate and employment-related taxes and ongoing appeals related to these tax matters. These judgments include reserves for potential adverse outcomes regarding tax positions that we have taken. We must also assess our ability to generate capital gains in future periods to realize tax benefits associated with capital losses expected to be generated in future periods. Capital losses may be deducted only to the extent of capital gains realized during the year of the loss or during the three prior or five succeeding years. As of December 31, 2003, we have not recorded an allowance against our deferred tax assets associated with impairment losses which will become capital losses when realized for income tax purposes. We believe these deferred tax assets will be realized in future periods. The ultimate outcome of such matters could result in additional adjustments to our consolidated financial statements and such adjustments could be material.

Increases in state income taxes. Due to the revenue needs of the states in which we operate, various state income tax and fee increases have been proposed or are being contemplated. We cannot predict whether legislation or regulation will be introduced, the form of any legislation or regulation, whether any such legislation or regulation will be passed by the state legislatures or regulatory bodies, and, if enacted, whether any such legislation or regulation would be effective retroactively or prospectively. If enacted, these changes could increase state income tax expense and could have a negative impact on our results of operations and cash flows.

War and acts and threats of terrorism may adversely affect our results of operations, our ability to raise capital and our future growth.

We do not fully know the impact that any future terrorist attacks may have on our industry in general and on us in particular. In addition, any military strikes or sustained military campaign may affect our operations in unpredictable ways, such as changes in insurance markets and disruptions of fuel supplies and markets, particularly oil and liquefied natural gas. The possibility alone that infrastructure facilities, such as electric generation, electric and gas transmission and distribution facilities, would be direct targets of, or indirect casualties of, an act of terrorism may affect our operations. Additionally, the continuing military activity in Iraq and other wars may have an adverse effect on the economy in general. A lower level of economic activity might result in a decline in energy consumption, which may adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism or war may affect Exelon’s stock price and its and our ability to raise capital on favorable terms.

Our financial performance is affected by our ability to manage costs for security and liability insurance.

Security. We have initiated security measures to safeguard our employees and critical operations, and we are actively participating in industry initiatives to identify methods to maintain the reliability of our energy production and delivery systems. These security measures have resulted in and are expected to continue to result in increased costs. On a continuing basis, we are evaluating enhanced security measures at certain critical locations, enhanced response and recovery plans and assessing long-term design changes and redundancy measures. Additionally, the energy industry is working with governmental authorities to ensure that emergency plans are in place and critical infrastructure vulnerabilities are addressed in order to maintain the reliability of the country’s energy systems.

Insurance. Any claim resulting from a nuclear accident exceeding the amounts available under our nuclear liability insurance and other sources for payment of claims would have a negative effect on our results of operations and our financial condition. As a result of significant changes in the insurance marketplace, due in part to the September 11, 2001 terrorist acts, the coverage available and the limits under property damage and liability insurance we buy may be less than those that we could obtain in the past, and the recovery for losses due to terrorist acts may be limited. We are self-insured for losses that exceed the amount of insurance we maintain. A claim that exceeds the amounts available under our property damage and liability insurance, together with the amount for which we are self-insured, would negatively affect our results of operations.

We do not carry any form of business interruption insurance other than replacement power coverage for our nuclear operations.

Exelon could exercise its control over us to the detriment of holders of the notes.

Exelon, as our ultimate parent, controls all matters submitted for member approval and has control over our management and affairs. In circumstances involving a conflict of interest between Exelon, on the one hand, and our creditors, on the other, we can give no assurance that Exelon would not exercise its power to control us in a manner that would benefit Exelon to the detriment of our creditors, including the holders of the notes.

There may be no public market for the notes.

We can give no assurances concerning the liquidity of any market that may develop for the notes, the ability of any investor to sell any of the notes or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

The price of the notes may be affected by the general perception of the energy and utility sectors of the economy.

Events, such as the August 14, 2003 blackout in the Northeastern United States, those involving Enron Corporation, political unrest in oil-producing countries and the California energy crisis, in addition to the fact that the energy industry is changing and subject to greater risk, could adversely affect investors’ perception of the energy and utility sectors and could adversely affect the prices of securities of companies in those sectors. We cannot predict what news or events will affect the public or how any news or events may affect the market price of the notes, but fluctuations due to such news and events could be severe and any negative effects could be long lasting.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, certain of the matters discussed in this prospectus are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by us include those factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, including those discussed in (a) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Outlook and the Challenges in Managing Our Business for Generation, (b) ITEM 8. Financial Statements and Supplementary Data: Generation – Note 13 and (c) other factors discussed in our filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. We expressly disclaim any obligation or undertaking to publicly release any revision to our forward-looking statements to reflect events or circumstances after the date of this prospectus.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed to use our best efforts to complete the exchange offer and to file and cause to become effective with the SEC a registration statement for the exchange of the outstanding notes for new notes.

The terms of the new notes are the same as the terms of the outstanding notes, except that the new notes have been registered under the Securities Act and will not be subject to some restrictions on transfer that apply to the outstanding notes. In that regard, the outstanding notes provide, among other things, that if the exchange offer has not been consummated within the period specified in the outstanding notes, the interest rate on the outstanding notes will increase by 0.50% per annum, until the exchange offer is consummated.

Upon completion of the exchange offer, holders of outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See “Risk Factors – If you do not validly tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer your outstanding notes will be adversely affected” and “Description of the New Notes.” The exchange offer is not being made to holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of the new notes would not comply with securities or blue sky laws.

The outstanding notes were issued and are held in the book-entry system of The Depository Trust Company (“DTC”). Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person whose outstanding notes are held of record by DTC and who desires to deliver such outstanding notes by book-entry transfer at DTC. As soon as practicable after the Expiration Date, we will exchange the outstanding notes for a like aggregate principal amount of the new notes.

Completion of the exchange offer is subject to the conditions that the exchange offer not violate any applicable law or interpretation of the staff of the Division of Corporate Finance of the SEC and that no injunction, order or decree has been issued that would prohibit, prevent or materially impair our ability to proceed with the exchange offer. The exchange offer is also subject to various procedural requirements discussed below with which holders must comply. We reserve the right, in our absolute discretion, to waive compliance with these requirements subject to applicable law.

Terms of the Exchange Offer

We are offering, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to exchange up to $500,000,000 aggregate principal amount of new notes for a like aggregate principal amount of outstanding notes of the same series properly tendered on or before the Expiration Date and not properly withdrawn in accordance with the procedures described below. We will issue, promptly after the Expiration Date, an aggregate principal amount of up to $500,000,000 of new notes in exchange for a like principal amount of outstanding notes tendered and accepted in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “– Fees and Expenses.”

Holders may tender their outstanding notes in whole or in part in minimum denominations of $1,000 and multiples thereof. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered. As of the date of this prospectus, $500,000,000 aggregate principal amount of the outstanding notes is outstanding. Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes that are not tendered or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. See “Risk Factors – If you do not validly tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer your outstanding notes will be adversely affected” and “Description of the New Notes.” If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events described in this prospectus or otherwise, appropriate book-entry transfer will be made, without expense, to the tendering holder of the outstanding notes promptly after the Expiration Date. Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the noteholders’ instruction form, transfer taxes with respect to the exchange of outstanding notes in connection with the exchange offer.

We do not make any recommendation to holders of outstanding notes as to whether to exchange all or any portion of their outstanding notes in the exchange offer. In addition, no one has been authorized to make any recommendation as to whether holders should exchange outstanding notes for new notes in the exchange offer. Holders of outstanding notes must make their own decisions whether to exchange outstanding notes in the exchange offer and, if so, the aggregate amount of outstanding notes to exchange based on the holders’ own financial positions and requirements.

Expiration Date; Extensions; Amendments

The term “Expiration Date” means 5:00 p.m., Eastern time, on                    , 2004. However, if the exchange offer is extended by us, the term “Expiration Date” will mean the latest date and time to which we extend the exchange offer.

We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the outstanding notes for exchange,

•	to extend the Expiration Date and retain all outstanding notes tendered in the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under “– Withdrawal Rights,” and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.

If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly

•	disclose the amendment in a prospectus supplement that will be distributed to the holders of the outstanding notes,

•	file a post-effective amendment to the registration statement filed with the SEC with regard to the new notes and the exchange offer, and

•	extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

We will promptly notify the Exchange Agent by making an oral or written public announcement of any delay in acceptance, extension, termination or amendment. This announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and, subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will exchange and issue to the Exchange Agent, promptly after the Expiration Date, new notes for outstanding notes validly tendered and not withdrawn. In all cases, delivery of new notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the Exchange Agent of:

•	a book-entry confirmation of a book-entry transfer of outstanding notes into the Exchange Agent’s account at DTC, including an agent’s message (as defined below) if the tendering holder has not delivered a letter of transmittal,

•	the letter of transmittal (or facsimile thereof), properly completed or an agent’s message instead of the letter of transmittal, and

•	any other documents required by the letter of transmittal.

The term “book-entry confirmation” means a timely confirmation of a book-entry transfer of outstanding notes into the Exchange Agent’s account at DTC. The term “agent’s message” means a message, transmitted by DTC to and received by the Exchange Agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment from the tendering DTC participant. This acknowledgment states that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant.

If the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Exchange Agent prior to 5:00 p.m., Eastern time, on the Expiration Date, a Notice of Guaranteed Delivery may be submitted to the Exchange Agent in the manner and at the address for the Exchange Agent below (See “– Exchange Agent”). The notice of guaranteed delivery must be signed by a member of a registered national securities exchange, or a member of the National Association of Securities Dealers or a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended. In addition, in order to use the guaranteed delivery procedure to tender outstanding notes pursuant to the Exchange Offer, a completed and signed and dated letter of transmittal (or facsimile thereof) must also be received by the Exchange Agent prior to 5:00 p.m., Eastern time, on the Expiration Date.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and therefore exchanged, outstanding notes validly tendered and not withdrawn as, if and when we give oral or written notice to the Exchange Agent of our acceptance of such outstanding notes for exchange pursuant to the exchange offer. The Exchange Agent will act as agent for us for the purpose of receiving tenders of outstanding notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving holders’ instruction forms, letters of transmittal and related documents and transmitting new notes to validly exchanging holders. The exchange will be made promptly after the Expiration Date.

If, for any reason whatsoever, acceptance for exchange or the exchange of any tendered outstanding notes is delayed, whether before or after our acceptance for exchange of outstanding notes, or we extend the exchange offer or are unable to accept for exchange or exchange tendered outstanding notes, then, without prejudice to the rights we have in the exchange offer, the Exchange Agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered outstanding notes. These outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “– Withdrawal Rights.”

Under the letter of transmittal or agent’s message, a holder of outstanding notes will warrant and agree that it has full power and authority to tender, exchange, sell, assign and transfer outstanding notes, that we will acquire good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and encumbrances, and the outstanding notes tendered for exchange are not subject to any adverse claims or proxies. The holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by us or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment, and transfer of the outstanding notes exchanged in the exchange offer.

Procedures for Tendering Outstanding Notes

Valid Tender. The tender of outstanding notes must follow the procedures for book-entry transfer described below and a book-entry confirmation, including an agent’s message if the tendering holder has not delivered a letter of transmittal, must be received by the Exchange Agent, in each case on or before the Expiration Date.

If less than all of the outstanding notes are to be exchanged, a holder should fill in the amount of outstanding notes being exchanged in the appropriate box on the holder’s instruction forms. The entire amount of outstanding notes will be deemed to have been tendered for exchange unless otherwise indicated.

The method of delivery of the holder’s instruction form and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, we recommend properly insured registered mail, return receipt requested, or an overnight delivery service. In all cases, you should allow sufficient time to ensure timely delivery.

The Exchange Agent will establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s book-entry transfer facility system may make a book-entry delivery of the outstanding notes by causing DTC to transfer the outstanding notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfers. However, although delivery of outstanding notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the holder’s instruction form (or facsimile thereof), properly completed and duly executed, or an agent’s message instead of the letter of transmittal, and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address listed under “– Exchange Agent” on or before the Expiration Date.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Exchange Agent.

Determination of Validity. All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes will be determined by us, in our sole discretion. Our interpretation of the terms and conditions of the exchange offer, including the noteholders’ instruction form letter of transmittal and the accompanying instructions, will be final and binding.

We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders that are determined by us not to be in proper form or that are, in the opinion of our counsel, unlawful to accept. We also reserve the absolute right, subject to applicable law, to waive any condition or irregularity in any tender by a particular holder whether or not similar conditions or irregularities are waived in the case of other holders. No tender will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither we, any of our affiliates or assigns, the Exchange Agent nor any other person will be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any notification.

If any noteholder instruction form, endorsement, note power, power of attorney, or any other required document is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and unless waived by us, evidence satisfactory to us, in our sole discretion, of that person’s authority must be submitted.

Resales of New Notes

We are making the exchange offer in reliance on the position of the staff of the Division of Corporation Finance of the SEC as defined in certain interpretive letters addressed to third parties in other transactions. However, we did not seek our own interpretive letter and we cannot assure that the staff of the Division of Corporation Finance of the SEC would make a similar determination with respect to the exchange offer as it has in other interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the SEC, and subject to the two immediately following sentences, we believe that new notes issued pursuant to this exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than a holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such new notes are acquired in the ordinary course of the holder’s business and that the holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of the new notes.

However, any holder of outstanding notes who is an “affiliate” of ours or who intends to participate in the exchange offer for the purpose of distributing new notes, or any broker-dealer who purchased outstanding notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the SEC defined in the above-mentioned interpretive letters,

•	will not be permitted or entitled to tender such outstanding notes in the exchange offer, and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such outstanding notes unless such sale is made pursuant to an exemption from such requirements.

In addition, as described below, if any broker-dealer holds outstanding notes acquired for its own account as a result of market-making or other trading activities and exchanges those outstanding notes for new notes, then that broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of those new notes. Each holder of outstanding notes who wishes to exchange outstanding notes for new notes in the exchange offer will be required to represent that:

•	it is not an “affiliate” of ours,

•	any new notes to be received by it are being acquired in the ordinary course of its business,

•	it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such new notes, and

•	if the tendering holder is not a broker-dealer, that holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of its new notes.

In addition, we may require the holder, as a condition to that holder’s eligibility to participate in the exchange offer, to furnish to us (or an agent of ours) in writing, information as to the number of “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) on behalf of whom that holder holds the outstanding notes to be exchanged in the exchange offer.

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it acquired the outstanding notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of those new notes. The letter of transmittal states that by making that acknowledgement and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the SEC in the interpretive letters referred to above, we believe that participating broker-dealers who acquired outstanding notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the new notes received upon exchange of outstanding notes (other than outstanding notes that represent an unsold allotment from the initial sale of the outstanding notes) with a prospectus meeting the requirements of the Securities Act, which may be this prospectus prepared for this exchange offer so long as it contains a description of the plan of distribution regarding the resale of the new notes.

Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of new notes received in exchange for outstanding notes where the outstanding notes were acquired by the participating broker-dealer for its own account as a result of market-making or other trading activities. See “Plan of Distribution.” Subject to certain provisions contained in the registration rights agreement, we have agreed that this prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of new notes for a period not exceeding one year after the expiration date. However, a participating broker-dealer who intends to use this prospectus in connection with the resale of new notes received in exchange for outstanding notes pursuant to the exchange offer must notify us on or before the Expiration Date that it is a participating broker-dealer. This notice may be given in the space provided for that purpose in the letter of transmittal or may be delivered to the Exchange Agent at one of the addresses set forth herein under “– Exchange Agent.”

Any participating broker-dealer who is an “affiliate” of ours may not rely on these interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In that regard, each participating broker-dealer who surrenders outstanding notes in the exchange offer will be deemed to have agreed, by execution of the letter of transmittal or an agent’s message, that upon receipt of notice from us of the occurrence of any event or the discovery of:

•	any fact that makes any statement contained or incorporated by reference in this prospectus untrue in any material respect, or

•	any fact that causes this prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference in this prospectus, in light of the circumstances under which they were made, not misleading, or

•	the occurrence of other events specified in the registration rights agreement,

that participating broker-dealer will suspend the sale of new notes under this prospectus until we have amended or supplemented this prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the participating broker-dealer, or we have given notice that the sale of the new notes may be resumed, as the case may be.

Withdrawal Rights

Except as otherwise provided in this prospectus, tenders of outstanding notes may be withdrawn at any time on or before the Expiration Date. In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission of the notice of withdrawal must be timely received by the Exchange Agent at its address listed under “– Exchange Agent” on or before the Expiration Date. Any notice of withdrawal must specify the name of the person who tendered the outstanding notes to be withdrawn and the aggregate principal amount of outstanding notes to be withdrawn.

The notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of outstanding notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of outstanding notes may not be rescinded. Outstanding notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or before the Expiration Date by following any of the procedures described above under “– Procedures for Tendering Outstanding Notes.” All questions as to the validity, form and eligibility, including time of receipt, of withdrawal notices will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. None of we, the Exchange Agent or any other person is under any duty to give any notification of any irregularities in any notice of withdrawal nor will those parties incur any liability for failure to give that notice. Any outstanding notes that have been tendered but which are withdrawn will be credited to the holder promptly after withdrawal.

Interest on New Notes

Interest on the new notes will accrue at the rate of 5.35% per annum and will be payable semiannually in arrears on January 15 and July 15 of each year, commencing July 15, 2004. We will make each interest payment to the persons in whose names the new notes are registered at the close of business on the 15th day immediately preceding the applicable interest payment date. The new notes will bear interest from and including the last interest payment date on the outstanding notes, or if one has not yet occurred, the date of issuance of the outstanding notes. Accordingly, holders of outstanding notes that are accepted for exchange will not receive accrued but unpaid interest on outstanding notes at the time of tender. Rather, that interest will be payable on the new notes delivered in exchange for the outstanding notes on the first interest payment date after the Expiration Date.

Accounting Treatment

The new notes will be recorded at the same carrying value as the outstanding notes for which they are exchanged, which is the aggregate principal amount of the outstanding notes, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The cost of the exchange offer will be amortized over the term of the new notes.

Exchange Agent

Wachovia Bank, National Association has been appointed Exchange Agent for the exchange offer. Delivery of the noteholders’ instruction forms, letters of transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the noteholders’ instruction form or letters of transmittal should be directed to the Exchange Agent as follows:

By Registered or Certified Mail or Hand or Overnight Delivery Service:

Wachovia Bank, National Association

Exelon Generation Company, LLC

Corporate Actions Department

1525 West W.T. Harris Boulevard, 3C3

Charlotte, North Carolina 28262

Attention:

By Facsimile Transmission (for Eligible Institutions only):

Wachovia Bank, National Association

Attention:

(    ) -

Confirm by Telephone:

Wachovia Bank, National Association

Attention:

(    ) -

Delivery to other than the above addresses or facsimile number will not constitute a valid delivery.

Fees and Expenses

We have agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes, and in handling or tendering for their customers. Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the transfer. If, however, new notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the exchanging holder’s letter of instruction or the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder. We will not make any payment to brokers, dealers or other nominees soliciting acceptances of the exchange offer.

USE OF PROCEEDS

The exchange offer is being made in accordance with requirements of the registration rights agreement. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In exchange for issuing the new notes as described in this prospectus, we will receive an equal principal amount of outstanding notes, which will be canceled.

The net proceeds from the sale of the outstanding notes, after deducting discounts to the initial purchasers and estimated fees and expenses, were used to repay amounts due under an unsecured credit agreement and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following are our consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,
	1999 (unaudited)	2000	2001	2002	2003
Ratio of earnings to fixed charges	14.46	9.45	6.15	5.63	N/A	(1)

(1)	Exelon Generation would have had to generate additional earnings of $591 million for the year ended December 31, 2003 to achieve an earnings to fixed charges ratio of 1:1.

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction (AFUDC), to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and the interest portion of all rental expense.

DESCRIPTION OF THE NEW NOTES

General

We issued the outstanding notes and will issue the new notes under the indenture dated as of December 19, 2003 (the “indenture”) between us and Wachovia Bank, National Association, as trustee (the “trustee”). The indenture includes certain terms of the new notes and terms made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). You should refer to the indenture and the Trust Indenture Act for a statement of these terms. The indenture is governed by Pennsylvania law. The indenture provides for issuance from time to time of debt securities in series (including the notes) in an unlimited amount. We may issue additional securities of the same series under the indenture from time to time.

The following summary of selected provisions of the indenture is not complete. We recommend that you read the indenture, a copy of which may be obtained from the trustee. You can find the definitions of certain capitalized terms used in the following summary under the subheading “– Certain Definitions.”

The new notes will be our unsecured obligations. They will rank equally in right of payment to all of our existing and future and unsecured senior indebtedness. As of December 31, 2003, we had approximately $2.7 billion of indebtedness outstanding, of which approximately $1.7 billion ranked equally with the new notes and approximately $1.0 billion of which was the debt of Boston Generating under Boston Generating’s credit facility, which is nonrecourse to us. The Boston Generating debt is secured by the assets of Boston Generating and its project subsidiaries. See “Recent Developments – Boston Generating, LLC.”

Principal, Maturity and Interest

The new notes will be unlimited in aggregate principal amount. The new notes initially will be issued in an aggregate principal amount of $500,000,000. We may, without the consent of the holders of the new notes, create and issue additional notes ranking equally with the new notes and otherwise similar in all respects so that such additional notes will be consolidated and form a single series with the new notes. No additional notes can be issued if an event of default exists with respect to the notes.

The new notes will mature on January 15, 2014. Interest will be payable on the new notes semiannually on January 15 and July 15 of each year, commencing on July 15, 2004 until the principal is paid or made available for payment. The new notes will bear interest from and including the last interest payment date on the outstanding notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

For so long as the new notes are issued in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. If the new notes are issued in certificated form to a holder other than DTC, payments of principal and interest will be made by check mailed to the holder at the holder’s registered address or, upon written application by a holder of $1,000,000 or more in aggregate principal amount of new notes to the trustee in accordance with the terms of the indenture, by wire transfer of immediately available funds to an account maintained by such holder with a bank or other financial institution. Payment of principal of the new notes will be made against surrender of such new notes at the office or agency of our company in New York, New York. Payment of interest on the new notes will be made to the person in whose name such new notes are registered at the close of business on the January 1 or July 1 immediately preceding the relevant interest payment date. Default interest will be paid in the same manner to holders as of a special record date established in accordance with the indenture.

All amounts paid by us for the payment of principal, premium (if any) or interest on any new notes that remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us and the holders of such new notes will thereafter look only to us for payment thereof.

Redemption at Our Option

We may, at our option, redeem the new notes in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the new notes to be redeemed, plus accrued interest to the redemption date, or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the new notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate plus 20 basis points, plus accrued interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the new notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the new notes or portions of the new notes called for redemption.

Certain Covenants

Mergers and Consolidations

We will not consolidate with or merge with or into any other person, or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person, and we will not permit any person to consolidate with or merge with or into us, unless:

•	immediately prior to and immediately following the consolidation, merger, sale or lease, no event of default under the indenture has occurred and is continuing; and

•	we are the surviving or continuing corporation, or the surviving or continuing corporation or corporations that acquires by sale, conveyance, transfer or lease, is incorporated in the United States or under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States and, in either case, expressly assumes the payment and performance of all of our obligations under the indenture and the new notes.

Limitation on Asset Sales

Except for the sale of our properties and assets substantially as an entirety as described in “Mergers and Consolidations” above, and other than assets required to be sold to conform with governmental regulations, we will not consummate any Asset Sale, if the aggregate net book value of all Asset Sales consummated since the date of issuance of the notes would exceed 25% of our consolidated net tangible assets as of the beginning of our most recently ended full fiscal quarter; provided that any such Asset Sale will be disregarded for purposes of this 25% limitation if the proceeds thereof (1) are, within 12 months after such Asset Sale, invested or reinvested by us in new generation assets or (2) are used by us to repay our Indebtedness.

Limitation on Liens

We shall not issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of our property, whether owned on the date that the new notes are issued or thereafter acquired without, in any such case, effectively securing the outstanding new notes (together with, if we shall so determine, any other Indebtedness of or guaranteed by us ranking equally with the outstanding notes) equally and ratably with such Indebtedness (but only so long as such Indebtedness is so secured); provided, however, that the foregoing restriction does not apply to the following permitted liens:

(1)	pledges or deposits in the ordinary course of business in connection with bids, tenders, contracts or statutory obligations or to secure surety or performance bonds;

(2)	liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, arising in the ordinary course of business;

(3)	liens for property taxes being contested in good faith;

(4)	minor encumbrances, easements or reservations that do not in the aggregate materially adversely affect the value of the properties or impair their use;

(5)	liens on property existing at the time of acquisition thereof by us, or to secure any indebtedness incurred by us prior to, at the time of, or within 90 days after the latest of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of the property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price or construction or improvements;

(6)	liens to secure purchase money Indebtedness not in excess of the cost or value of the property acquired;

(7)	mortgages securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing or the District of Columbia, to finance the acquisition or construction of property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includible in gross income of the holder by reason of Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect it the time of’ the issuance of such obligations; and

(8)	other liens to secure Indebtedness so long as the amount of outstanding Indebtedness secured by liens pursuant to this clause (8) does not exceed 10% of our consolidated net tangible assets.

If we propose to pledge, mortgage or hypothecate any property, other than as permitted by clauses (1) through (8) of the previous paragraph, we must (prior thereto) give written notice thereof to the trustee, who must give notice to the holders, and we must, prior to or simultaneously with such pledge, mortgage or hypothecation, effectively secure, all the new notes equally and ratably with such Indebtedness. The indenture does not otherwise limit our Subsidiaries’ ability to issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of such Subsidiary’s property, whether owned on the date the new notes are issued or thereafter acquired, provided that such Indebtedness is limited in recourse only to such Subsidiary.

Restriction on Sales and Leasebacks

A “sale and leaseback transaction” generally is an arrangement between us and a subsidiary, bank, insurance company or other lender or investor where we lease real or personal property which was or will be sold by us to that subsidiary, lender or investor. We may not enter into any sale and leaseback transaction with any Subsidiary. In addition, we may not enter into any sale and leaseback transaction unless we meet either of the following conditions:

•	the sale and leaseback transaction is entered into prior to, concurrently with or within 90 days after the acquisition, the completion or construction (including any improvements on an existing property) or the commencement of commercial operations of the property; or

•	we could otherwise grant a lien on the property as a permitted lien described in “– Limitations on Liens.”

Events of Default

The following constitute events of default under the indenture:

(1)	our default in the payment of all or any part of the principal of, or premium, if any, on, any of the notes issued under the indenture as and when the same become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise; or

(2)	our default in the payment of any installment of interest on any of the notes issued under the indenture as and when the same become due and payable, and continuance of such default for a period of 30 days; or

(3)	an event of default, as defined in any of our instruments under which there may be issued, or by which there may be secured or evidenced, any Indebtedness of our company that results in the acceleration of such Indebtedness, or any default occurring in payment of any Indebtedness at final maturity (and after the expiration of any applicable grace periods), other than Indebtedness the principal of and interest on which does not individually, or in the aggregate, exceed $50,000,000; or

(4)	our failure to perform or observe any covenant or agreement (while such covenant or agreement is effective) and the failure continues uncured for more than 30 days after we have actual knowledge of the failure; or

(5)	one or more final judgments, decrees or orders of any court, tribunal, arbitrator, administrative or other governmental body or similar entity for the payment of money is rendered against us or any of our properties in an aggregate amount in excess of $50,000,000 (excluding the amount thereof covered by insurance) and the judgment, decree or order remains unvacated, undischarged and unstayed for more than 60 consecutive days, except while being contested in good faith by appropriate proceedings; or

(6)	the occurrence of certain events of bankruptcy, insolvency or reorganization involving our company.

If an event of default (other than an event of default due to of our bankruptcy, insolvency or reorganization) occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes outstanding under the indenture may, by written notice to us (and to the trustee if given by the holders), declare the principal of and accrued interest on all notes outstanding under the indenture to be immediately due and payable, but upon certain conditions such declaration may be annulled and past defaults (except, unless already cured, a default in payment of principal, premium or interest) may be waived by the holders of a majority in aggregate principal amount of notes then outstanding under the indenture. If an event of default due to our bankruptcy, insolvency or reorganization occurs, all unpaid principal, premium, if any, and interest in respect of the notes outstanding under the indenture will automatically become due and payable without any declaration or other act on the part of the trustee or any holder.

The holders of a majority in principal amount of the notes then outstanding under the indenture shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture, subject to certain limitations specified in the indenture, provided that the holders offer to the trustee reasonable indemnity against expenses and liabilities.

Modification of Indenture

Under the indenture, our rights and obligations and the rights of the holders of any notes may be changed. Any change affecting the rights of the holders of notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes affected by the change. However, we cannot change the terms of payment of principal or interest, or a reduction in the percentage required for changes or a waiver of default with respect to any note unless all the holders consent. We may take other action that does not affect the rights of the holders by executing supplemental indentures without the consent of any noteholders.

Defeasance and Covenant Defeasance

Defeasance

The indenture provides that we will be deemed to have paid and will be discharged from any and all obligations in respect of notes issued under the indenture, on the 123rd day after the deposit referred to below has been made, and the provisions of the indenture will cease to be applicable with respect to the notes (except for, among other matters, certain obligations to register the transfer of or exchange of the notes, to replace apparently mutilated, defaced, destroyed, lost or stolen notes, to maintain paying agencies and to hold funds for payment in trust) if:

(1)	we have deposited with the trustee, in trust, money and/or United States Government Obligations (as defined in the indenture) that, through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes, at the time such payments are due in accordance with the terms of the indenture;

(2)	we have delivered to the trustee (a) an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option under the defeasance provisions of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related treasury regulations after the date of the indenture and (b) an opinion of counsel to the effect that the defeasance trust does not constitute an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(3)	immediately after giving effect to such deposit, on a pro forma basis, no event of default, or event that after the giving of notice or lapse of time or both would become an event of default, has occurred and is continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

(4)	if, at such time, the notes are listed on a national securities exchange, we have delivered to the trustee an opinion of counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

Defeasance of Certain Covenants and Certain Events of Default

The indenture further provides that its provisions will cease to be applicable to (1) the covenants described under “Certain Covenants – Mergers and Consolidations,” “– Limitations on Asset Sales,” and

“– Limitation on Liens” and (2) clause (4) under “Events of Default” with respect to such covenants and clauses (3) and (5) under “Events of Default” upon the deposit with the trustee, in trust, of money and/or United States Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes, the satisfaction of the conditions described in clauses (2)(b), (3) and (4) under “– Defeasance” above and the delivery by us to the trustee of an opinion of counsel to the effect that, among other things, the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance of certain covenants and events of default and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if the deposit and defeasance had not occurred.

Defeasance and Certain Other Events of Default

If we exercise our option to omit compliance with certain covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an event of default that remains applicable, the amount of money and/or United States Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the outstanding notes, at the time of their stated maturity, but may not be sufficient to pay amounts due on the notes at the time of acceleration resulting from such event of default. We will remain liable for such payments.

Governing Law

The indenture and the notes will be governed by the laws of the Commonwealth of Pennsylvania.

Certain Definitions

Set forth below are definitions of some of the terms used in this prospectus.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Asset Sale” means any sale, lease, sale and leaseback transfer, conveyance or other disposition of any assets including by way of the issue by us or any of our Subsidiaries of equity interests in such Subsidiaries, except (1) in the ordinary course of business to the extent that such property is worn out or is no longer useful or necessary in connection with the operation of our business or sale inventory or (2) if, prior to such conveyance or disposition, each Rating Agency provides a ratings reaffirmation of the then existing rating of the new notes after giving effect to such Asset Sale.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Indebtedness” of any person means (1) all indebtedness of the person for borrowed money, (2) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, (3) all obligations of such person to pay the deferred purchase price of property or services, (4) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person (even though the rights and remedies of the seller or lender under such agreement in the event of the default are limited to repossession or sale of such property), (5) all lease obligations of such person characterized as capital lease obligations under United States generally accepted accounting principles (excluding leases of property in the ordinary course of business), and (6) all Indebtedness of the type referred to in clauses (1) through (5) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Rating Agencies” means Standard & Poor’s Rating Services, Moody’s Investors Service, Inc. and Fitch Ratings.

“Reference Treasury Dealer” means (1) each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their respective successors, unless any of them ceases to be a primary United States Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we will substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

“Subsidiary” means any corporation or other entity of which sufficient voting stock or other ownership or economic interests having ordinary voting power to elect a majority of the board of directors (or equivalent body) is held, directly or indirectly, by us or by any one or more other Subsidiaries, or by us and one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

Concerning the Trustee

Wachovia Bank, National Association is the trustee under the indenture. We and our affiliates use or will use some of the banking services of the trustee in the normal course of business.

The indenture provides that, except during the continuance of an event of default thereunder, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense. The trustee may resign at any time by written notice in accordance with the indenture. In addition, the trustee may be removed upon the happening of certain events specified in the indenture. Following any resignation or removal of the trustee, we will promptly appoint a successor trustee with respect to the securities affected in accordance with the indenture.

Book-Entry, Delivery and Form

New notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. New notes will not be issued in certificated form.

New notes initially will be represented by one or more new notes in registered, global form without interest coupons. The new notes will be deposited upon issuance with the Trustee as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the new notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. In addition, transfer of beneficial interests in the new notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time. Beneficial interests in the new notes may not be exchanged for new notes in certificated form except in the limited circumstances described below. Initially, the Trustee is acting as paying agent and registrar. The new notes in certificated form may be presented for registration of transfer and exchange at the offices of the registrar.

Exchange of Book-Entry Notes for Certificated Notes

A beneficial interest in a new note may not be exchanged for a new note in certificated form unless:

(1)	DTC (a) notifies us that it is unwilling or unable to continue as depositary for the new note or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we thereupon fail to appoint a successor depositary within 90 days;

(2)	we, at our option, notify the trustee in writing of our election to cause the issuance of the new notes in certificated form; or

(3)	there shall have occurred and be continuing an event of default or any event which after notice or lapse of time or both would be an event of default with respect to the new notes.

In all cases, certificated new notes delivered in exchange for any new note or beneficial interests in such new note will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures. Any certificated note issued in exchange for an interest in a new note will bear the legend restricting transfers that is borne by such new note. Any such exchange will be effected through the DTC’s Deposit/Withdrawal at Custodian system and an appropriate adjustment will be made in the records of the registrar of the new notes to reflect a decrease in the principal amount of the relevant new note.

Certain Book-Entry Procedures for New Notes

The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC settlement system and are subject to changes by DTC. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”). Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the new notes, DTC will credit the accounts of participants exchanging outstanding notes with portions of the principal amount of the new notes; and

(2)	ownership of these interests in the new notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interest in the new notes).

Investors in the new notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the new notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. All interests in a new note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a new note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a new note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described herein, owners of interests in the new notes will not have new notes registered in their names, will not receive physical delivery of new notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a new note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the new notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the new notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the new notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the new notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of new notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the new notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account DTC has credited the interests in the new notes and only in respect of such portion of the aggregate principal amount of the new notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the new notes, DTC reserves the right to exchange the new notes for legended notes in certificated form, and to distribute such notes to its participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the new notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither we, nor the trustee or any of our respective agents, will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Notices

Notices to holders of the new notes will be given by mail to the addresses of such holders as they appear in the security register.

FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain United States federal income tax consequences relevant to the acquisition, ownership and disposition of the new notes by the beneficial owners thereof (“Holders”). This discussion is limited to the tax consequences to the initial Holders of outstanding notes who purchased the outstanding notes at the issue price within the meaning of Section 1273 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not address the tax consequences to subsequent purchasers of the outstanding notes or the new notes. This summary does not purport to be a complete analysis of all of the potential United States federal income tax consequences relating to the purchase of the outstanding notes or the exchange of outstanding notes for new notes or the ownership and disposition of notes, nor does this summary describe any federal estate or gift tax consequences.

There can be no assurance that the Internal Revenue Service (“IRS”) will take a similar view of the tax consequences described herein. Furthermore, this discussion does not address all aspects of taxation that might be relevant to particular purchasers in light of their individual circumstances. For instance, this discussion does not address the alternative minimum tax provisions of the Code or special rules applicable to certain categories of purchasers (including dealers in securities or foreign currencies, insurance companies, regulated investment companies, financial institutions, tax-exempt entities, Holders whose functional currency is not the United States dollar and, except to the extent discussed below, Foreign Holders (as defined below)), or to purchasers who hold the notes as part of a hedge, straddle, conversion, constructive ownership or constructive sale transaction or other risk reduction transaction. This discussion is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date of this prospectus and all of which are subject to change (possibly on a retroactive basis). This discussion below assumes that the outstanding notes (and the new notes) have been (and will be) held as capital assets within the meaning of Code Section 1221.

You are urged to consult your tax advisor as to the specific tax consequences of an exchange of the outstanding notes for new notes in light of your particular tax situation, including the application and effect of the Code, as well as state, local and foreign income tax, estate and gift tax and other tax laws.

Tax Consequences to United States Holders

The following summary is a general description of the United States federal income tax consequences applicable to a “United States Holder.” For the purpose of this discussion, the term “United States Holder” means a Holder of an outstanding note or a new note that is for United States federal income tax purposes: (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (3) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust, the administration of which is subject to the primary supervision of a court within the United States and which has one or more United States persons with authority to control all substantial decisions, or a trust that was in existence on August 20, 1996 and has elected to continue to be treated as a United States trust.

If a partnership (or an entity taxable as a partnership) holds the new notes, the United States federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership (or an entity taxable as a partnership) holding new notes, you should consult your tax advisor.

Exchange Offer

The exchange of an outstanding note for a new note pursuant to the exchange offer generally will not be taxable to the exchanging Holder for United States federal income tax purposes. As a result, an exchanging Holder:

•	will not recognize any gain or loss on the exchange;

•	will have a holding period for the new note that includes the holding period for the outstanding note exchanged therefor;

•	will have an initial adjusted tax basis in the new note equal to its adjusted tax basis in the outstanding note exchanged therefor; and

•	will experience tax consequences upon a subsequent sale, exchange, redemption or retirement of a new note similar to the tax consequences upon a sale, exchange, redemption or retirement of an outstanding note.

This exchange offer is not expected to result in any United States federal income tax consequences to a nonexchanging Holder.

Payments of Interest

Interest paid on the new notes will generally be taxable to a United States Holder as ordinary interest income at the time the interest accrues or is received in accordance with such Holder’s method of accounting for United States federal income tax purposes.

Sale, Redemption, Retirement or Other Disposition of the Notes

In general, upon the sale, redemption, retirement or other taxable disposition of a new note, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized on such sale, redemption, retirement or other disposition (not including any amount attributable to accrued but unpaid interest that the United States Holder has not already included in gross income) and such Holder’s adjusted tax basis in the note. Any amount attributable to accrued but unpaid interest that the United States Holder has not already included in gross income will be treated as a payment of interest. See “Payments of Interest” above. A United States Holder’s adjusted tax basis in a note generally will equal the cost of the outstanding note, reduced by any principal payments received by such Holder and increased by any accrued but unpaid interest the Holder has included in income.

A noncorporate United States Holder generally will be subject to a maximum tax rate of 20% (15% for taxable years beginning before January 1, 2009) on net capital gains realized by the Holder on the disposition of capital assets (including the notes) held for more than one year. Capital losses realized by a Holder from the disposition of capital assets (including the notes) during any taxable year are, with minor exceptions, deductible only to the extent of capital gains realized in that taxable year or subsequent taxable years.

Tax Consequences to Foreign Holders

The following summary is a general description of certain United States federal income tax consequences to a “Foreign Holder” (which, for the purpose of this discussion, means a Holder that is not a United States Holder). Special rules not discussed in this summary may apply to certain Foreign Holders, including a “controlled foreign corporation,” a “passive foreign investment company,” an “expatriate,” or a “foreign personal holding company.” The following summary is subject to the discussion below concerning backup withholding.

Exchange Offer

A Foreign Holder will not recognize gain or loss from the exchange of an outstanding note for a new note regardless of whether such Holder is otherwise subject to United States federal income tax with respect to income derived from an outstanding note or a new note under the rules described below.

Payments of Interest

Assuming that a Foreign Holder’s income from a new note is not “effectively connected” with the conduct by such Holder of a trade or business in the United States, payments of interest on a new note to a Foreign Holder will not be subject to United States federal income tax or withholding tax, provided that:

•	such Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	such Holder is not, for United States federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	such Holder is not a bank receiving interest described in Code Section 881(c)(3)(A); and

•	the certification requirements imposed under Code Section 871(h) or 881(c) (summarized below) are met.

Payments of interest on a new note that do not satisfy all of the foregoing requirements are generally subject to United States federal income tax withholding at a flat rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met).

Except to the extent otherwise provided under an applicable tax treaty, a Foreign Holder generally will be subject to United States federal income tax in the same manner as a United States Holder with respect to interest on a new note if such interest is effectively connected with the conduct of a United States trade or business by such Holder. Effectively connected interest income will not be subject to withholding tax if the Foreign Holder delivers an IRS Form W-8ECI to the paying agent. Effectively connected interest income received by a corporate Foreign Holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate).

Sales, Exchange, Redemption or Retirement of a New Note

In general, a Foreign Holder will not be subject to United States federal income tax or withholding tax on the receipt of payments of principal on a new note or on any gain recognized on the sale, redemption, retirement or other taxable disposition of a new note, unless:

•	such Foreign Holder is a nonresident alien individual who is present in the United States for 183 or more days during the taxable year of disposition and certain other conditions are met;

•	the Foreign Holder is required to pay tax pursuant to the provisions of United States tax law applicable to certain United States expatriates;

•	the gain is effectively connected with the conduct of a United States trade or business by the Foreign Holder; or

•	the certification requirements imposed under Code Section 871(h) or 881(c) (summarized below) are not satisfied.

Certification Requirements

In order to obtain the exemption from United States federal income tax withholding described above, either (1) a Foreign Holder of a new note must provide a certificate containing its name and address, and certify, under penalties of perjury, to our paying agent that such Holder is a Foreign Holder, or (2) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business (a “Financial Institution”) that holds a new note on behalf of the Foreign Holder must (a) certify, under penalties of perjury, to our paying agent that the required certificate has been received from the Foreign Holder by it or by an intermediary Financial Institution and (b) furnish a copy of the certificate to our paying agent. A certificate described in this paragraph is effective only with respect to payments of interest made to the Foreign Holder after issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. The foregoing certification may be provided by the Foreign Holder on IRS Form W-8BEN, W-8IMY or W-8EXP, as applicable.

Backup Withholding and Information Reporting

Backup withholding tax (presently imposed at the rate of 28%) and certain information reporting requirements apply to certain payments of principal and interest or the proceeds of sale made to certain Holders of new notes.

In the case of a noncorporate United States Holder, information reporting requirements will apply to payments of principal or interest made by our paying agent on a new note. The payor will be required to impose backup withholding tax if:

•	a Holder fails to furnish its Taxpayer Identification Number (“TIN”) (which, for an individual, is the individual’s Social Security number) to the payor in the manner required;

•	a Holder furnishes an incorrect TIN and the payor is so notified by the IRS;

•	the payor is notified by the IRS that such Holder has failed to properly report payments of interest or dividends; or

•	under certain circumstances, a Holder fails to certify, under penalties of perjury, that it has furnished a correct TIN and is not subject to backup withholding for failure to report interest or dividend payments.

Backup withholding and information reporting do not apply with respect to payments made to certain exempt recipients, including a corporation.

In the case of a Foreign Holder, backup withholding will not apply to payments of principal or interest made by our paying agent on a new note (absent actual knowledge that the Holder is actually a United States Holder) if the Foreign Holder has provided the required certification under penalties of perjury that it is not a United States Holder or has otherwise established an exemption from backup withholding. If the Foreign Holder provides the required certification, such Holder may nevertheless be subject to withholding of United States federal income tax as described above under “– Tax Consequences to Foreign Holders.”

Credit for Withheld Taxes

Federal withholding tax is not an additional tax. Rather, any amount withheld from a payment to a Holder is generally allowed as a credit against such Holder’s United States federal income tax liability and may entitle the Holder to a refund provided that certain required information is provided to the IRS.

PLAN OF DISTRIBUTION

We are making the exchange offer in reliance on the position of the staff of the Division of Corporation Finance of the SEC as established in various interpretive letters issued to third parties in other transactions.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the Expiration Date and ending on the close of business one year after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that reasonably requests such document for use in connection with any such resale. Broker-dealers who acquired outstanding notes directly from us may not rely on the staff’s interpretations and must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder, in order to resell the outstanding notes or the new notes.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

The letter of transmittal states that a broker-dealer, by acknowledging that it will deliver and by delivering a prospectus, will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of one year after the exchange offer has been completed, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such document in the letter of transmittal.

We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes), other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the new notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

By acceptance of this exchange offer, each broker-dealer that receives new notes for its own account pursuant to the exchange offer agrees that, upon receipt of notice from us of the happening of any event which makes any statement in, or incorporated by reference into, this prospectus untrue in any material respect or requires the making of any changes in this prospectus in order to make the statements herein, or incorporated by reference herein, not misleading (which notice we agree to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until we have amended or supplemented this prospectus to correct such misstatement or omission and have furnished copies of the amended or supplemental prospectus to such broker-dealer.

LEGAL MATTERS

The validity of the new notes will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP.

EXPERTS

The financial statements of Exelon Generation Company, LLC as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated by reference in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Exelon Generation Company, LLC

Offer to Exchange

$500,000,000 5.35% Senior Notes Due 2014

for

$500,000,000 5.35% Senior Notes Due 2014

that have been registered under the Securities Act of 1933

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 4.6 of the registrant’s operating agreement provides, as follows:

•	The Member shall, and any officer, employee or agent of the Company may in the Member’s absolute discretion, be indemnified by the Company to the fullest extent permitted by Section 8945 of the [Pennsylvania Limited Liability Company Law of 1994] and as may be otherwise permitted by applicable law.

Section 8945 of the Pennsylvania Limited Liability Company Law of 1994 provides that:

8945. Indemnification.

(a) General rule. Subject to such standards and restrictions, if any, as are set forth in the operating agreement, a limited liability company may and shall have the power to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

(b) When indemnification is not to be made. Indemnification under subsection (a) shall not be made in any case where the act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The certificate of organization or operating agreement may not provide for indemnification in the case of willful misconduct or recklessness.

(c) Grounds. Indemnification under subsection (a) may be granted for any action taken and may be made whether or not the company would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the company. Such indemnification is declared to be consistent with the public policy of this Commonwealth.

(d) Payment of expenses. Expenses incurred by a member, manager or other person in defending any action or proceeding against which indemnification may be made under this section may be paid by the company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the company.

(e) Rights to indemnification. The indemnification and advancement of expenses provided by or granted under this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to serve in the capacity as to which he was indemnified and shall inure to the benefit of the heirs, executors and administrators of such person.

(f) Mandatory indemnification. Without regard to whether indemnification or advancement of expenses is provided under subsections (a) and (d), a limited liability company shall be subject to section 8331(2) (relating to rules determining rights and duties of partners) and both the members and the managers, if any, shall be deemed to be general partners for purposes of applying that section.

In addition, The officers and employees of the registrant are insured under policies of insurance, within the limits and subject to the limitations of the policies, against claims made against them for acts in the discharge of their duties, and the registrant is insured to the extent that it is required or permitted by law to indemnify the officers and employees for such loss. The premiums for such insurance are paid by the registrant.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit Number		Description

3.1	**	Certificate of Formation of Registrant (Registration Statement No. 333-85496, Form S-4, Exhibit 3.1)

3.2	**	First Amended and Restated Operating Agreement of Registrant executed as of January 1, 2001 (File No. 333-85496, Exelon Generation Company, LLC, Form 10-K for the year ended 2003, Exhibit 3.8)

4.1	**	Indenture dated June 1, 2001, between Registrant and First Union National Bank (now Wachovia Bank, National Association) (Registration Statement No. 333-85496, Form S-4, Exhibit 4.1)

4.2	*	Indenture dated December 19, 2003, between Registrant and Wachovia Bank, National Association

4.3	*	Registration Rights Agreement dated December 19, 2003, between Registrant and the purchasers named therein

4.4	*	Form of 5.35% New Note

5.1	*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

8.1	*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding tax matters

10.1	**	$1,250,000,000 Credit and Reimbursement Agreement dated as of January 31, 2001, by and among Exelon Boston Generating, LLC (successor to Sithe Boston Generating, LLC), as Borrower, the Lenders named therein, Bayerische Landesbank Girozentrale, as DSR LC Issuer, BNP Paribas, as Administrative Agent (File No. 333-85496, Exelon Generation Company, LLC, Form 10-K for the year ended 2002, Exhibit 10.2)

10.2	**	Power Purchase Agreement between Registrant and PECO Energy Company (Registration Statement No. 333-85496, Form S-4, Exhibit 10.1)

10.3	**	Power Purchase Agreement between Registrant and Commonwealth Edison Company (Registration Statement No. 333-85496, Form S-4, Exhibit 10.2)

10.4	**	Purchase and Sale Agreement dated as of October 10, 2003, between British Energy Investment Ltd. and Registrant relating to the sale and purchase of 100% of the shares of British Energy US Holdings, Inc. (File No. 333-85496, Exelon Generation Company, LLC, Form 10-Q for the quarter ended September 30, 2003, Exhibit 10.2)

10.5	**	$750,000,000 364-Day Credit Agreement dated as of October 31, 2003, among Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Registrant as Borrowers and various financial institutions as Lenders (File No. 333-85496, Exelon Generation Company, LLC, Form 10-K for the year ended 2003, Exhibit 10.44)

10.6	**	$750,000,000 Three Year Credit Agreement dated as of October 31, 2003, among Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Registrant as Borrowers and various financial institutions as Lenders (File No. 333-85496, Exelon Generation Company, LLC, Form 10-K for the year ended 2003, Exhibit 10.44.1)

12.1	*	Statement regarding computation of ratio of earnings to fixed charges.

23.1	*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibits 5 and 8).

23.2	*	Consent of Independent Accountants.

25.1	*	Statement of Eligibility of Trustee on Form T-1.

99.1	*	Form of Letter of Transmittal.

99.2	*	Form of Notice of Guaranteed Delivery

99.3	*	Client Letter

99.4	*	Broker-Dealer Letter

99.5	*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

*	Filed herewith
**	Previously filed

(b) Not applicable.

(c) Not applicable.

Item 22. Undertakings

(a) (1) The undersigned registrant hereby undertakes:

(i) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(B)	To reflect in this prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(C)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

(ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to deliver or cause to be delivered with this prospectus, to each person to whom this prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in this prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 13 of Regulation S-X are not set forth in this prospectus, to deliver, or cause to be delivered to each person to whom this prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in this prospectus to provide such interim financial information.

(4) The undersigned registrant hereby undertakes as follows:

(i) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

(ii) that every prospectus (i) that is filed pursuant to paragraph (4) (i) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415 (§ 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(b) The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Exelon Generation Company, LLC, certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kennett Square, Commonwealth of Pennsylvania, on this 30th day of March, 2004.

EXELON GENERATION COMPANY, LLC

By:	/s/ Oliver D. Kingsley, Jr.
Oliver D. Kingsley, Jr.
Chief Executive Officer and President

By:	/s/ J. Barry Mitchell
J. Barry Mitchell
Chief Financial Officer, Senior Vice President and Treasurer

By:	/s/ Matthew Hilzinger
Matthew Hilzinger
Corporate Controller and Vice President, Exelon Corporation

Exhibit Index

Exhibit Number		Description

3.1	**	Certificate of Formation of Registrant (Registration Statement No. 333-85496, Form S-4, Exhibit 3.1)

3.2	**	First Amended and Restated Operating Agreement of Registrant executed as of January 1, 2001 (File No. 333-85496, Exelon Generation Company, LLC, Form 10-K for the year ended 2003, Exhibit 3.8)

4.1	**	Indenture dated June 1, 2001, between Registrant and First Union National Bank (now Wachovia Bank, National Association) (Registration Statement No. 333-85496, Form S-4, Exhibit 4.1)

4.2	*	Indenture dated December 19, 2003, between Registrant and Wachovia Bank, National Association (File No. 333-85496, Exelon Generation Company, LLC, Form 10-K for the year ended 2003, Exhibit 4.6)

4.3	*	Registration Rights Agreement dated December 19, 2003, between Registrant and the purchasers named therein

4.4	*	Form of 5.35% New Note

5.1	*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP

8.1	*	Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding tax matters

10.1	**	$1,250,000,000 Credit and Reimbursement Agreement dated as of January 31, 2001, by and among Exelon Boston Generating, LLC (successor to Sithe Boston Generating, LLC), as Borrower, the Lenders named therein, Bayerische Landesbank Girozentrale, as DSR LC Issuer, BNP Paribas, as Administrative Agent (File No. 333-85496, Exelon Generation Company, LLC, Form 10-K for the year ended 2002, Exhibit 10.2)

10.2	**	Power Purchase Agreement between Registrant and PECO Energy Company (Registration Statement No. 333-85496, Form S-4, Exhibit 10.1)

10.3	**	Power Purchase Agreement between Registrant and Commonwealth Edison Company (Registration Statement No. 333-85496, Form S-4, Exhibit 10.2)

10.4	**	Purchase and Sale Agreement dated as of October 10, 2003, between British Energy Investment Ltd. and Registrant relating to the sale and purchase of 100% of the shares of British Energy US Holdings, Inc. (File No. 333-85496, Exelon Generation Company, LLC, Form 10-Q for the quarter ended September 30, 2003, Exhibit 10.2)

10.5	**	$750,000,000 364-Day Credit Agreement dated as of October 31, 2003, among Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Registrant as Borrowers and various financial institutions as Lenders (File No. 333-85496, Exelon Generation Company, LLC, Form 10-K for the year ended 2003, Exhibit 10.44)

10.6	**	$750,000,000 Three Year Credit Agreement dated as of October 31, 2003, among Exelon Corporation, Commonwealth Edison Company, PECO Energy Company and Registrant as Borrowers and various financial institutions as Lenders (File No. 333-85496, Exelon Generation Company, LLC, Form 10-K for the year ended 2003, Exhibit 10.44.1)

12.1	*	Statement regarding computation of ratio of earnings to fixed charges.

23.1	*	Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in Exhibits 5 and 8).

23.2	*	Consent of Independent Accountants.

25.1	*	Statement of Eligibility of Trustee on Form T-1.

99.1	*	Form of Letter of Transmittal.

99.2	*	Form of Notice of Guaranteed Delivery

99.3	*	Client Letter

99.4	*	Broker-Dealer Letter

99.5	*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9

*	Filed herewith
**	Previously filed